Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-276421, 333-276421-01, 333-276421-02 and 333-276421-03

PROSPECTUS SUPPLEMENT

(To Prospectus Dated January 8, 2024)

$400,000,000

Cintas Corporation No. 2

4.200% Senior Notes due 2028

Fully and Unconditionally Guaranteed by

Cintas Corporation

We are offering $400,000,000 aggregate principal amount of 4.200% senior notes due 2028, which we refer to as the “notes.”

We will pay interest on the notes on May 1 and November 1 of each year, beginning on November 1, 2025. The notes will mature on May 1, 2028. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 above that amount.

We intend to use the net proceeds from this offering to redeem, repurchase or repay our outstanding 3.450% senior notes due 2025. We intend to use any remaining net proceeds from this offering for general corporate purposes.

We have the option to redeem some or all of the notes at any time and from time to time, as described under the heading “Description of the Notes—Optional Redemption.” If a change of control triggering event occurs, we will be required to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of the Notes—Offer to Repurchase Upon a Change of Control Repurchase Event.”

The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured and unsubordinated indebtedness, but will be effectively junior to any secured indebtedness that we may incur in the future to the extent of the value of the assets securing such indebtedness. The notes will be unconditionally guaranteed, jointly and severally, by Cintas Corporation and certain of its subsidiaries. For a more detailed description of the notes, see “Description of the Notes.”

Neither the Securities and Exchange Commission, which we refer to as the “SEC,” nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

See “Risk Factors” beginning on page S-7 of this prospectus supplement and the risk factors contained in our Annual Report on Form 10-K for the fiscal year ended May 31, 2024, which are incorporated by reference herein, for a discussion of certain risks that you should consider in connection with an investment in the notes.

	Per Note	Total
Public offering price(1)	99.872%	$399,488,000
Underwriting discount	0.350%	$1,400,000
Proceeds (before expenses) to Cintas Corporation No. 2	99.522%	$398,088,000

(1)	Plus accrued interest, if any, from May 2, 2025, if settlement occurs after that date.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes offered hereby in book-entry form through the facilities of The Depository Trust Company (“DTC”) for the accounts of its participants, including Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”), on or about May 2, 2025.

Joint Book-Running Managers

KeyBanc Capital Markets	MUFG	Wells Fargo Securities

Senior Co-Manager

US Bancorp

Co-Managers

Huntington Capital Markets	BMO Capital Markets	Citizens Capital Markets

The date of this prospectus supplement is April 28, 2025.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the debt securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or in any free writing prospectus prepared by us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the dates mentioned on the cover pages of these documents. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not, and the underwriters are not, making offers to sell the notes in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

Cintas Corporation is subject to the informational reporting requirements of the Securities Exchange Act of 1934, which we refer to as the “Exchange Act.” Cintas Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. Cintas Corporation’s SEC filings are available at the SEC’s website at www.sec.gov. You may also inspect Cintas Corporation’s SEC reports and other information at Cintas Corporation’s website at www.cintas.com. The information contained on or accessible through Cintas Corporation’s website is not part of this prospectus supplement, other than the documents that Cintas Corporation files with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus.

S-iii

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in documents Cintas Corporation files with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and information that Cintas Corporation files later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in or omitted from this prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We incorporate by reference the documents listed below and any future filings Cintas Corporation makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offering of securities described in this prospectus supplement:

•	Cintas Corporation’s Annual Report on Form 10-K for the year ended May 31, 2024;

•	Cintas Corporation’s Quarterly Reports on Form 10-Q for the quarterly periods ended August 31, 2024, November 30, 2024 and February 28, 2025;

•

Those portions of Cintas Corporation’s Annual Proxy Statement on Schedule 14A for its 2024 Annual Meeting of Stockholders that are incorporated by reference in Part III of its Annual Report on Form 10-K for the year ended May 31, 2024; and

•	Cintas Corporation’s Current Reports on Form 8-K, as filed with the SEC on July 23, 2024, September 12, 2024, November 1, 2024, January 7, 2025, March 24, 2025 and April 4, 2025.

We will not, however, incorporate by reference in this prospectus supplement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of Cintas Corporation’s Current Reports on Form 8-K, unless, and except to the extent, specified in such current reports, and any Annual Reports on Form 11-K. You may obtain copies of these filings without charge by accessing the investor relations section of www.cintas.com or by requesting the filings in writing or by telephone at the following address or telephone number.

Cintas Corporation Investor Relations

6800 Cintas Boulevard, P.O. Box 625737,

Cincinnati, Ohio 45262-5737

Telephone number (513) 459-1200

S-iv

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, contain statements that constitute “forward-looking statements,” including statements regarding our future business plans and expectations. The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “predicts,” “projects,” “plans,” “expects,” “intends,” “target,” “forecast,” “believes,” “seeks,” “could,” “should,” “may” and “will” or the negative versions thereof and similar words, terms and expressions and by the context in which they are used. Such statements are based upon current expectations of Cintas Corporation and speak only as of the date made. You should not place undue reliance on any forward-looking statement. We cannot guarantee that any forward-looking statement will be realized. These statements are subject to various risks, uncertainties, potentially inaccurate assumptions and other factors that could cause actual results to differ from those set forth in or implied by this prospectus supplement, any accompanying prospectus or any documents incorporated by reference. Factors and uncertainties that may cause actual results to differ materially from expected results include, but are not limited to:

•	the possibility of greater than anticipated operating costs including energy and fuel costs;

•	lower sales volumes;

•	loss of customers due to outsourcing trends;

•	the performance and costs of integration of acquisitions;

•	supply chain constraints and macroeconomic conditions, including inflationary pressures and higher interest rates;

•	changes in global trade policies, tariffs, and other measures that could restrict international trade;

•	fluctuations in costs of materials and labor, including increased medical costs; costs and possible effects of union organizing activities;

•	failure to comply with government regulations concerning employment discrimination, employee pay and benefits and employee health and safety;

•	the effect on operations of exchange rate fluctuations, and other political, economic and regulatory risks;

•	uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation;

•	our ability to meet our aspirations relating to sustainability opportunities, improvements and efficiencies;

•	the cost, results and ongoing assessment of internal controls over financial reporting;

•	the effect of new accounting pronouncements;

•	risks associated with cybersecurity threats, including disruptions caused by the inaccessibility of computer systems data and cybersecurity risk management;

•	the initiation or outcome of litigation, investigations or other proceedings;

•	higher assumed sourcing or distribution costs of products;

•	the disruption of operations from catastrophic or extraordinary events including global health pandemics;

•	the amount and timing of repurchases of Cintas Corporation’s common stock, if any;

•	changes in global tax and labor laws; and

•	the reactions of competitors in terms of price and service.

S-v

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. A further list and description of risks, uncertainties and other matters can be found in Cintas Corporation’s Annual Report on Form 10-K for the year ended May 31, 2024 and in its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The risks and uncertainties described herein are not the only ones we may face. Additional risks and uncertainties presently not known to us or that we currently believe to be immaterial may also harm our business. None of Cintas Corporation, Cintas Corporation No. 2 or the subsidiary guarantors have a duty to update any of the forward-looking statements after the date of this prospectus supplement to conform them to actual results except as otherwise required by law.

S-vi

SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, in their entirety before making an investment decision.

In this prospectus supplement, unless stated otherwise or the context otherwise requires, references to:

•	“Cintas” refers to Cintas Corporation and its consolidated subsidiaries, including Cintas Corporation No. 2;

•	“we,” “us,” “our” and “Cintas No. 2” refer to Cintas Corporation No. 2, a wholly-owned subsidiary of Cintas Corporation and the issuer of the notes;

•

“subsidiary guarantors” refers to Cintas Corporation’s directly and indirectly wholly-owned subsidiaries, excluding Cintas Corporation No. 2, that are guarantors of Cintas No. 2’s revolving credit facility, have been organized under the laws of any jurisdiction within the United States and guarantee the notes; and

•	“guarantors” refers to Cintas Corporation and the subsidiary guarantors, as guarantors of the notes.

Cintas

Cintas helps more than one million businesses of all types and sizes, primarily in the United States, as well as Canada and Latin America, get READY™ to open their doors with confidence every day by providing a wide range of products and services that enhance its customers’ image and help keep their facilities and employees clean, safe and looking their best. With products and services including uniforms, mats, mops, restroom supplies, first aid and safety products, fire extinguishers and testing, and safety training, Cintas helps customers get Ready for the Workday®. Cintas was founded in 1968 by Richard T. Farmer when he left his family’s industrial laundry business in order to develop uniform programs using an exclusive new fabric. In the early 1970’s, Cintas acquired the family industrial laundry business. Over the years, Cintas developed additional products and services that complemented its core uniform business and broadened the scope of products and services available to its customers.

Cintas’ reportable operating segments are the Uniform Rental and Facility Services operating segment and the First Aid and Safety Services operating segment. The Uniform Rental and Facility Services reportable operating segment consists of the rental and servicing of uniforms and other garments, including flame resistant clothing, mats, mops and shop towels and other ancillary items. In addition to these rental items, restroom cleaning services and supplies and the sale of items from Cintas’ catalogs to its customers on route are included within this reportable operating segment. The First Aid and Safety Services reportable operating segment consists of first aid and safety products and services. The remainder of Cintas’ business, which consists of the Fire Protection Services operating segment and the Uniform Direct Sale operating segment, is included in All Other.

Cintas No. 2 is the principal operating subsidiary of Cintas.

Cintas Corporation is a Washington corporation, and Cintas No. 2 is a Nevada corporation. We are an indirect wholly-owned subsidiary of Cintas Corporation. Cintas Corporation’s, Cintas No. 2’s and the other subsidiary guarantors’ principal executive offices are located at 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262-5737, and their telephone number at that address is (513) 459-1200. Cintas’ web site is located at

www.cintas.com. Except for documents expressly incorporated by reference into this prospectus, information included on or available through Cintas’ web site does not constitute a part of this prospectus supplement or the accompanying prospectus.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all of the information that is important to you. For a more detailed description of the notes, please refer to the section entitled “Description of the Notes” in this prospectus supplement and the section entitled “Description of Senior Debt Securities” in the accompanying prospectus.

Issuer	Cintas Corporation No. 2.

Guarantors	Cintas Corporation and the subsidiary guarantors.

Notes Offered	$400,000,000 aggregate principal amount of senior notes due 2028.

Maturity	The notes will mature on May 1, 2028.

Interest Rate	The notes will bear interest at 4.200% per year.

Interest Payment Dates	The notes will pay interest on May 1 and November 1 of each year, commencing on November 1, 2025.

Ranking	The notes will be senior unsecured debt of ours and will rank equally with all other existing and future senior unsecured debt of ours. The notes will effectively rank junior to any secured debt of ours, Cintas Corporation or any of the subsidiary guarantors to the extent of the value of the assets securing such debt and to all debt and other liabilities of any subsidiary of Cintas Corporation other than the subsidiary guarantors. The guarantees will be senior unsecured joint and several obligations of Cintas Corporation and each subsidiary guarantor and will rank equally with all other existing and future senior unsecured obligations of each such guarantor. The guarantees will effectively rank junior to any secured obligations of the guarantors, to the extent of the value of the assets securing such obligations.

As of February 28, 2025:

•	Cintas Corporation had no secured debt or senior unsecured debt other than guarantees of our debt;

•	we had no secured debt and approximately $2.5 billion of unsecured debt (not including intercompany indebtedness with Cintas’ subsidiaries); and

•

Cintas’ subsidiary guarantors and Cintas’ other subsidiaries had no secured debt and no senior unsecured debt, other than intercompany indebtedness with Cintas’ subsidiaries and, with respect to the subsidiary guarantors, guarantees of our debt.

Optional Redemption

We may redeem some or all of the notes at any time, or from time to time, prior to the date that is one month prior to their maturity date at a price equal to 100% of the principal amount of the notes to be redeemed and a “make-whole” amount plus, in each case, any accrued interest to, but excluding, the date of redemption. The “make-whole” amount will be based on U.S. Treasury rates as specified under “Description of the Notes—Optional Redemption.”

If the notes are redeemed on or after the date that is one month prior to their maturity date, the notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.

Offer to Repurchase	If we experience a change of control and the notes are rated below investment grade by Standard & Poor’s Financial Services, LLC and Moody’s Investors Service, Inc., we must offer to repurchase all of the notes at a price equal to 101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to the repurchase date. See “Description of the Notes—Offer to Repurchase Upon a Change of Control Repurchase Event.”

Certain Covenants	We will issue the notes offered hereby under an indenture with U.S. Bank Trust Company, National Association, which we refer to as the “trustee,” and the guarantors. The indenture, among other things, limits our ability and the ability of Cintas Corporation and its other subsidiaries, to:

•	incur certain liens;

•	engage in sale-leaseback transactions; and

•	in the case of us, Cintas Corporation and each subsidiary guarantor that is a “significant subsidiary,” merge or consolidate or sell all or substantially all of our or their assets.

You should read “Description of the Notes” on page S-16 in this prospectus supplement for additional information on these covenants.

Further Issuances	We may create and issue additional notes ranking equally and ratably with the notes offered by this prospectus supplement in all respects, so that such additional notes will be consolidated and form a single series with the notes offered by this prospectus supplement and will have the same terms as to status, redemption or otherwise (except for the issue date, issue price, the date from which interest first accrues and, if applicable, the first interest payment date), provided, however, that if any such additional notes are not fungible with the existing notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.

Book-Entry Form	The notes will be represented by a global certificate or global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as “DTC,” or its nominee. See “Description of the Notes—Book-Entry Settlement Procedures and Form.”

Form and Denomination	The notes will be issued in fully registered form in denominations of $2,000 or integral multiples of $1,000 in excess thereof.

Conflicts of Interest	If any of the underwriters or their affiliates are holders of our 3.450% senior notes due 2025 (the “3.45% senior notes due 2025”), such underwriters or affiliates will receive a portion of the net proceeds of this offering. In the event that greater than 5% of the net proceeds from this offering are used to repay such notes owed to any individual underwriter or its affiliates, this offering will be conducted in accordance with FINRA Rule 5121. See “Use of Proceeds” and “Underwriting (Conflicts of Interest).”

No Listing of the Notes	We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Use of Proceeds	We expect to receive net proceeds, after deducting underwriting discounts but before deducting offering expenses payable by us, of approximately $398.1 million from this offering. We intend to use the net proceeds from this offering to redeem, repurchase or repay the 3.45% senior notes due 2025. We intend to use any remaining net proceeds from this offering for general corporate purposes. See “Use of Proceeds.”

Risk Factors	Investing in the notes involves risk. See “Risk Factors” on page S-7 of this prospectus supplement, in the accompanying prospectus and the documents incorporated by reference herein or therein for a discussion of certain risks you should consider in connection with an investment in the notes.

Trustee, Registrar and Paying Agent	U.S. Bank Trust Company, National Association.

Governing Law	The notes will be, and the indenture is, governed by the laws of the State of New York.

Cintas Corporation Selected Historical Consolidated Financial Data

The selected historical consolidated financial data for Cintas Corporation as of and for the fiscal years ended May 31, 2024, 2023 and 2022 set forth below are derived from the audited consolidated financial statements of Cintas Corporation. The selected historical consolidated financial data for Cintas Corporation as of and for the nine months ended February 28, 2025 and February 29, 2024 set forth below are derived from Cintas Corporation’s unaudited consolidated condensed financial statements, which, in the opinion of management of Cintas Corporation, were prepared on the same basis as Cintas Corporation’s audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information for those periods. Results for the nine months ended February 28, 2025, are not necessarily indicative of the results that may be expected for the full fiscal year ending May 31, 2025. You should read the selected historical consolidated financial data below with the more detailed information contained in the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Cintas Corporation’s Annual Report on Form 10-K for the year ended May 31, 2024 and its Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2025, incorporated by reference in this prospectus supplement.

	Nine Months Ended		Fiscal Year Ended May 31,
	February 28, 2025	February 29, 2024	2024	2023	2022
	(in thousands, except ratios)
Consolidated Statement of Income Data:
Revenue:
Uniform rental and facility services	$5,945,393	$5,554,009	$7,465,199	$6,897,130	$6,226,980
Other	1,727,136	1,571,671	2,131,416	1,918,639	1,627,479

Total revenue	7,672,529	7,125,680	9,596,615	8,815,769	7,854,459
Costs and expenses:
Cost of uniform rental and facility services	3,004,875	2,882,022	3,865,071	3,632,175	3,316,433
Cost of other	819,479	772,691	1,045,128	1,010,226	905,780
Selling and administrative expenses	2,085,901	1,949,928	2,617,783	2,370,704	2,044,876

Operating income	1,762,274	1,521,039	2,068,633	1,802,664	1,587,370
Interest income	(3,561)	(2,121)	(5,742)	(1,716)	(242)
Interest expense	77,048	76,664	100,740	111,232	88,844

Income before income taxes	1,688,787	1,446,496	1,973,635	1,693,148	1,498,768
Income taxes	324,762	289,219	402,043	345,138	263,011

Net income	$1,364,025	$1,157,277	$1,571,592	$1,348,010	$1,235,757

Consolidated Balance Sheet Data (as of period end):
Working capital	$1,400,282	$1,757,101	$1,356,688	$1,708,397	$1,199,093
Total assets	$9,611,136	$8,978,875	$9,168,817	$8,546,356	$8,147,256
Total liabilities	$5,018,888	$4,744,792	$4,852,445	$4,682,370	$4,839,060
Total shareholders’ equity	$4,592,248	$4,234,083	$4,316,372	$3,863,986	$3,308,196
Total debt to total capitalization	35.0%	36.9%	36.4%	39.2%	45.8%

RISK FACTORS

An investment in the notes involves risk. Prior to making a decision about investing in the notes, and in consultation with your own financial and legal advisors, you should carefully consider the following risk factors, as well as the risk factors discussed in Cintas Corporation’s Annual Report on Form 10-K for the fiscal year ended May 31, 2024, which are incorporated herein by reference. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including Cintas’ consolidated financial statements and the related notes incorporated by reference in this prospectus supplement. Additional risks and uncertainties that are not yet identified may also materially harm Cintas’ business, operating results and financial condition.

Risks Related to the Notes

Our existing and future debt may limit cash flow available to invest in the ongoing needs of our business and could prevent us from fulfilling our obligations under our outstanding debt securities, as well as the notes.

As of February 28, 2025, we had total debt of approximately $2.5 billion. We also have the ability under our existing revolving credit facility to incur additional debt. Our level of debt could have important consequences. For example, it could:

•	make it more difficult for us to make payments on our debt;

•

require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, dividend increases, stock buybacks and other general corporate purposes;

•

increase our vulnerability to adverse economic or industry conditions, such as volatility in economic demand, fluctuations in labor availability, shipping and logistics delays, supply chain and manufacturing disruptions and higher levels of inflation for raw materials, purchased components, freight and other costs;

•	limit our ability to obtain additional financing in the future to enable us to react to changes in our business; or

•	place us at a competitive disadvantage compared to businesses in our industry that have less debt.

Additionally, any failure to meet required payments on our debt, or failure to comply with any covenants in the instruments governing our debt, could result in an event of default under the terms of those instruments. In the event of such default, the holders of such debt could elect to declare all the amounts outstanding under such instruments to be due and payable.

The notes are subject to prior claims of any secured creditors and the creditors of subsidiaries of ours and Cintas Corporation that do not guarantee the notes, and if a default occurs we may not have sufficient funds to fulfill our obligations under the notes.

As of February 28, 2025: (i) Cintas Corporation had no secured debt or senior unsecured debt other than guarantees of our debt; (ii) we had no secured debt and approximately $2.5 billion of unsecured debt (not including intercompany indebtedness with Cintas’ subsidiaries); and (iii) Cintas’ subsidiary guarantors and Cintas’ other subsidiaries had no secured debt and no senior unsecured debt, other than intercompany indebtedness with Cintas’ subsidiaries and, with respect to the subsidiary guarantors, guarantees of our debt. The notes are our unsecured general obligations, ranking equally with our other senior unsecured debt and liabilities but junior to any secured debt to the extent of the value of the assets securing such indebtedness and effectively subordinated to the debt and other liabilities of subsidiaries of ours and Cintas Corporation that do not guarantee the notes. The indenture governing the notes permits us, Cintas Corporation and the other subsidiaries of Cintas Corporation to incur secured debt under specified circumstances. If we, Cintas Corporation or the other subsidiaries of Cintas Corporation incur any secured debt, our assets and the assets of Cintas Corporation or its other subsidiaries securing such debt will be subject to prior claims by their secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors.

The subsidiaries of ours and Cintas Corporation that do not guarantee the notes are distinct legal entities that have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes. Accordingly, the notes are effectively subordinated to the debt and other liabilities of the subsidiaries of ours and Cintas Corporation that do not guarantee the notes.

If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all of these creditors, all or a portion of the notes then outstanding would remain unpaid.

There are circumstances other than repayment or discharge of the notes under which the guarantees will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, the guarantees of the notes will be released automatically. The guarantee of a subsidiary guarantor will be automatically released to the extent it is released in connection with a sale or other disposition of the equity interests of such subsidiary guarantor in a transaction not prohibited by the indenture. The indenture also will permit us to, upon request and without the consent of the holders, automatically release one or more of our subsidiaries that is not a significant subsidiary guarantor of the notes from its obligations under the guarantees. If the guarantee of any subsidiary guarantor of Cintas No. 2’s revolving credit facility is released or discharged, other than in connection with a refinancing of such credit facility, or a subsidiary guarantor ceases to be a subsidiary as a result of any foreclosure of any pledge or security interest securing secured indebtedness, such subsidiary’s guarantee of the notes will be automatically released as well. If the guarantee of any subsidiary guarantor is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be structurally senior to the claim of any holders of the notes. For a description of all circumstances in which a subsidiary guarantor’s subsidiary guarantee will be automatically released, see “Description of the Notes—Guarantees.”

Because each guarantor’s liability under its guarantees may be reduced to zero, voided or released under certain circumstances, holders of notes may not receive any payments from some or all of the guarantors. Further, a court could void the guarantees under fraudulent transfer laws.

Holders of notes have the benefit of the guarantees of the guarantors. However, each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under the notes and its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law. Under certain circumstances, a court under federal and state fraudulent conveyance and transfer statutes could void or reduce the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. As a result, a guarantor’s liability under its guarantee could be reduced to zero or to another amount that would significantly reduce the value of the guarantee, depending upon, among other things, the amount of other obligations of such guarantor. In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of the Notes—Guarantees.”

The notes do not restrict our or the guarantors’ ability to incur additional debt, repurchase securities or to take other actions that could negatively impact holders of the notes.

We and the guarantors are not restricted under the terms of the notes from incurring additional debt or repurchasing our securities. In addition, the indenture does not contain any covenants that require us, the guarantors or Cintas’ other subsidiaries to achieve or maintain any minimum financial results relating to our financial position or results of operations or that restrict our ability to make investments or to repurchase, declare or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes, to purchase, redeem, retire or otherwise acquire or retire for value any subordinated indebtedness or indebtedness incurred pursuant to intercompany debt, or to make investments. Our and the guarantors’ ability to incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due. However, in certain circumstances, the covenants contained in the indenture may still adversely impact our ability to conduct our business.

An active trading market for the notes may not develop.

There is no existing market for the notes and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or, if one develops, be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar debt securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes;

•	the terms related to optional redemption of the notes; and

•	the level, direction and volatility of market interest rates generally.

The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and may cease market-making at any time in their sole discretion without notice.

Changes in our credit rating could negatively impact the market price or liquidity of the notes.

Credit rating agencies continually revise their ratings for the companies that they follow, including us. Credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their ratings on the notes. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, are likely to adversely affect the market value of the notes and could increase our corporate borrowing costs.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market values of your notes may decline. We cannot predict the future level of market interest rates.

We may not be able to repurchase all of the notes upon a change of control triggering event, which would result in a default under the notes.

We will be required to offer to repurchase the notes upon the occurrence of a “Change of Control Triggering Event” as provided in the indenture governing the notes. However, we may not have sufficient funds to repurchase the notes in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time. The failure to make such repurchase would result in a default under the notes.

We may enter into transactions that would not constitute a change of control that could affect our ability to satisfy our obligations under the notes.

Legal uncertainty regarding what constitutes a change of control and the provisions of the indenture may allow us to enter into transactions, such as acquisitions, refinancings or recapitalizations, that would not constitute a change of control but may increase our outstanding indebtedness or otherwise affect our ability to satisfy our obligations under the notes. The definition of change of control for purposes of the notes includes a phrase relating to the transfer of “all or substantially all” of our assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, your ability to require us to repurchase notes as a result of a transfer of less than all of our assets to another person may be uncertain.

USE OF PROCEEDS

We expect to receive net proceeds, after deducting underwriting discounts but before deducting offering expenses payable by us, of approximately $398.1 million from this offering. We intend to use the net proceeds from this offering to redeem, repurchase or repay the 3.45% senior notes due 2025. We intend to use any remaining net proceeds from this offering for general corporate purposes. Pending final use, we may invest the net proceeds from this offering in short-term marketable securities.

If any of the underwriters or their affiliates are holders of the 3.45% senior notes due 2025, such underwriters or affiliates will receive a portion of the net proceeds of this offering. In the event that greater than 5% of the net proceeds from this offering are used to repay such notes owed to any individual underwriter or its affiliates, this offering will be conducted in accordance with FINRA Rule 5121. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth Cintas’ consolidated cash and cash equivalents and capitalization as of February 28, 2025 on an actual basis and as adjusted to give effect to this offering, the repayment of the 3.11% senior notes due 2025 on April 15, 2025, the redemption, repurchase or repayment of the 3.45% senior notes due 2025 and the anticipated application of any remaining net proceeds from this offering as described under “Use of Proceeds.” The table should be read in conjunction with the more detailed information contained in the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Cintas Corporation’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2025 incorporated by reference into this prospectus supplement.

($ in thousands)	Actual	As Adjusted
Cash and cash equivalents	$243,428	$190,416
Marketable securities	—	—
Total cash and marketable securities	243,428	190,416
Short-term debt:(1)
Commercial Paper	$—	$—
3.11% Senior Notes due 2025(2)	50,042	—
3.45% Senior Notes due 2025	400,000	—
Other	—	—
Total short-term debt	450,042	—

Long-term debt:(3)
Revolving credit facility	—	—
3.70% Senior Notes due 2027	1,000,000	1,000,000
4.00% Senior Notes due 2032	800,000	800,000
6.15% Senior Notes due 2037	236,550	236,550
Notes offered hereby	—	400,000
Other	—	—

Total long-term debt	2,036,550	2,436,550
Total debt	2,486,592	2,436,550
Shareholders’ equity:
Common stock and paid-in capital	2,525,876	2,525,876
Retained earnings	11,507,826	11,507,826
Treasury stock	(9,498,504)	(9,498,504)
Other accumulated comprehensive income:	57,050	57,050
Total shareholders’ equity	4,592,248	4,592,248

Total capitalization	$7,078,840	$7,028,798

(1)	Excludes debt issuance costs of $127,000 and mark-to-market adjustments.
(2)

Cintas assumed these senior notes with the acquisition of G&K Services, Inc., which we refer to as “G&K,” in the fourth quarter of fiscal 2017, and they were recorded at fair value. The interest rate shown above is the effective interest rate until repayment in fiscal 2025. The 3.11% Senior Notes due 2025 were fully repaid on April 15, 2025.

(3)	Excludes debt issuance costs of $9,073,000 and mark-to-market adjustments. Maturity dates reflect the applicable fiscal year of Cintas.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

On March 23, 2022, we entered into a $2,000 million revolving credit facility, which contains a letter of credit sub-facility of up to $300 million and a swing line sub-facility of up to $150 million, pursuant to the terms and conditions of our credit agreement, which we refer to as the “Credit Agreement.” The Credit Agreement also allows us to request increases of the commitments under our revolving credit facility or request new term loan facilities of up to $500 million in the aggregate, subject to customary conditions. Cintas, along with certain other of our material domestic subsidiaries, guarantee our obligations under our revolving credit facility.

Interest Rates

The interest rate per annum applicable to loans under our revolving credit facility will be, at our option, equal to either (i) the base rate described in the Credit Agreement as the highest of (A) KeyBank National Association’s prime rate, (B) the federal funds effective rate plus 0.50% and (C) the one-month rate for adjusted term SOFR loans plus 1.00% or (ii) the relevant SOFR rate for the selected interest rate period, plus, in each case, the applicable margin. The applicable margin for the SOFR rate borrowings is based on our senior unsecured long-term credit ratings from Standard & Poor’s and Moody’s Investor Services and ranges between 70 basis points and 122.5 basis points.

Optional Prepayments

Borrowings under our revolving credit facility generally may be prepaid without penalty, subject to breakage fees relating to the SOFR borrowings.

Covenants

The Credit Agreement contains affirmative and negative covenants customary for such financings, including, but not limited to, covenants limiting our ability to:

•	create liens to secure debt;

•	create restrictions on our ability to make loans, investments or transfer property;

•	engage in certain restrictions on affiliates; and

•	merge, consolidate or sell all or substantially all of our assets.

The Credit Agreement also requires that we maintain (x) a leverage ratio of consolidated indebtedness to consolidated EBITDA of no more than 3.50 to 1.00, which may be increased to 4.00 to 1.00 for a period of time following certain permitted acquisitions, (y) an interest coverage ratio of consolidated EBIT to consolidated interest expense of no less than 3.00 to 1.00 and (z) an aggregate amount of priority debt of no more than 15% of consolidated total capitalization. As of February 28, 2025, we were in compliance with the Credit Agreement’s financial covenants.

As of April 1, 2025, there were no borrowings on our revolving credit facility.

Default

The Credit Agreement contains events of default customary for such financings, including, but not limited to:

•	nonpayment of principal, interest or fees;

•	cross-defaults to other debt;

•	inaccuracies of representations and warranties;

•	failure to perform negative covenants;

•	failure to perform other terms and conditions;

•	events of bankruptcy and insolvency;

•	change of control of Cintas Corporation or the ownership of Cintas No. 2; and

•	unsatisfied judgments.

Cintas Senior Debt Securities

As of February 28, 2025, we had an aggregate principal amount of $2,487 million of debt securities outstanding. The specific amounts, maturities and interest rates of these debt securities are set forth in the following table.

Senior Debt(1)	Principal Amount
(in millions)
6.15% Senior Notes due 2037	$237
4.00% Senior Notes due 2032	$800
3.70% Senior Notes due 2027	$1,000
3.45% Senior Notes due 2025	$400
3.11% Senior Notes due 2025(2)	$50

Total	$2,487

(1)	Maturity dates reflect the applicable fiscal year of Cintas.
(2)	The 3.11% Senior Notes due 2025 were fully repaid on April 15, 2025.

Cintas Corporation Senior Notes

Our 3.45% Senior Notes due 2025, 3.70% Senior Notes due 2027, 4.00% Senior Notes due 2032 and 6.15% Senior Notes due 2036, which we refer to, collectively, as the “Cintas senior notes,” were all issued under the indenture, which we refer to as the “2002 indenture,” dated as of May 28, 2002, between us and U.S. Bank Trust Company, National Association (as successor to Wachovia Bank, National Association), as trustee. The Cintas senior notes are unsecured obligations unconditionally guaranteed, jointly and severally, by Cintas Corporation and certain of its subsidiaries. The 2002 indenture does not directly limit the amount of other debt that may be incurred by us or our subsidiaries. The 2002 indenture restricts our ability to incur certain liens; engage in sale-leaseback transactions; and in the case of us, Cintas and each subsidiary guarantor that is a “significant subsidiary,” merge or consolidate or sell all or substantially all of our or their assets. These existing senior notes have substantially the same covenants, change of control provisions and events of default as provided with respect to the notes offered hereby.

G&K Senior Notes

G&K issued its unsecured 3.11% Senior Notes due 2025, which we refer to as the “G&K senior notes,” via a private placement transaction pursuant to a note purchase agreement, which we refer to as the “note purchase agreement,” dated April 15, 2013, between G&K and the purchasers party thereto. Certain of G&K’s subsidiaries have guaranteed the obligations of G&K under the note purchase agreement. Cintas assumed the G&K senior notes with the acquisition of G&K in the fourth quarter of fiscal 2017.

Prepayments

G&K may call all or part (so long as such part exceeds more than 10% of the outstanding principal amount) of the G&K senior notes for redemption upon payment of principal, accrued interest and a make-whole amount. In the event of a change of control of G&K, G&K must make an offer to purchase the G&K senior notes for the outstanding principal amount and accrued interest, but without payment of a make-whole amount. Following certain significant asset sales and subject to certain exceptions, G&K must offer to purchase a ratable portion of the G&K senior notes with the proceeds of significant asset sales.

Covenants

The note purchase agreement contains customary affirmative and negative covenants, including, but not limited to, covenants limiting G&K’s (and in some instances its subsidiaries’) ability to:

•	create liens to secure debt;

•	incur additional priority debt;

•	merge, consolidate or sell all or substantially all of its assets; and

•	engage in certain transactions with affiliates.

The note purchase agreement requires that G&K maintain (x) a leverage ratio of consolidated indebtedness to consolidated EBITDA of no more than 3.50 to 1.00, which may be increased to 3.75 to 1.00 for a period of time following certain permitted acquisitions, and (y) an interest coverage ratio of consolidated EBITDA to consolidated interest expense of no less than 3.00 to 1.00.

Default

The note purchase agreement contains customary events of default, including, but not limited to:

•	nonpayment of principal, any make-whole amount or interest;

•	inaccuracies of representations and warranties;

•	cross-defaults to other material debt of G&K and certain of its subsidiaries;

•	failure to perform other terms and conditions;

•	events of bankruptcy and insolvency;

•	certain unsatisfied judgments; and

•	certain ERISA matters.

DESCRIPTION OF THE NOTES

Set forth below is a description of the specific terms of the notes. This description supplements, and should be read together with, the description of the general terms and provisions of the debt securities, including the notes, set forth in the accompanying base prospectus under the caption “Description of Senior Debt Securities.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description of senior debt securities in the accompanying prospectus and the indenture. If the description of the notes in this prospectus supplement differs from the description of senior debt securities in the accompanying prospectus, the description of the notes in this prospectus supplement supersedes the description of senior debt securities in the accompanying prospectus.

For purposes of this “Description of the Notes” section, “Cintas” shall mean Cintas Corporation and shall not include Cintas No. 2 or the subsidiary guarantors.

General

The notes will be issued in an initial aggregate principal amount of $400,000,000 and will mature on May 1, 2028. The notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 above that amount. The notes will not be entitled to any sinking fund.

Interest on the notes will accrue at the applicable rate per annum shown on the cover of this prospectus supplement from May 2, 2025, or from the most recent date to which interest has been paid or provided for, payable semi-annually on May 1 and November 1 of each year, beginning on November 1 , 2025, to the persons in whose names the notes are registered in the security register at the close of business on the April 15 or October 15 preceding the relevant interest payment date, except that interest payable at maturity shall be paid to the same persons to whom principal of the notes is payable. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.

The indenture does not limit the amount of notes that we may issue. We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue additional notes ranking equally and ratably with the notes being issued in this offering in all respects (other than the issue price, the date of issuance, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes), provided, however, that if any such additional notes are not fungible with the existing notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. Any such additional notes shall be consolidated and form a single series with the notes being issued in this offering, including for purposes of voting and redemptions.

The notes will be unconditionally guaranteed, jointly and severally, as to payment of principal, premium, if any, and interest by Cintas and the subsidiary guarantors.

Payment and Transfer

Payment of principal of, and interest and premium, if any, on, any notes represented by one or more permanent global notes in definitive, fully registered form will be made to Cede & Co., the nominee for The Depository Trust Company, or DTC, as the registered owner of the global notes by wire transfer of immediately available funds as described below under “—Book-Entry Settlement Procedures and Form.”

Holders of certificated notes must surrender the notes to the paying agent to collect principal and interest payments at maturity. Principal, premium, if any, and interest on certificated notes will be payable at the office of the paying agent maintained for such purpose or, at our option, payment of principal, premium, if any, and interest may be made by check mailed to a holder’s registered address.

If any interest payment date, redemption date or maturity date would otherwise be a day that is not a business day, the related payment of principal, premium, if any, and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day. As used in this prospectus supplement, the term “business day” means any day other than a Saturday, Sunday or other day on which banking institutions are authorized or obligated by law, regulation or executive order to close in New York City.

The notes may be presented for registration of transfer or exchange at the office of the registrar for the notes or at any other office or agency maintained by us or the registrar for such purpose. Initially, the trustee will act as registrar for the notes. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We are not required to transfer or exchange any note selected for redemption or for a period of 15 days before a selection of notes to be redeemed.

The registered holder of a note will be treated as the owner of it for all purposes.

Optional Redemption

Prior to April 1, 2028 (one month prior to their maturity date), which we refer to as the “Par Call Date,” we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points less (b) interest accrued to the date of redemption, and

•	100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, we may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

For purposes of determining the optional redemption prices, the following definitions are applicable:

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication), which we refer to as “H.15,” under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading), which we refer to as “H.15 TCM.” In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable par call date, which we refer to as the “Remaining Life”; or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the applicable par call date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the par call date, as applicable. If there is no United States Treasury security maturing on the par call date but there are two or more United States Treasury securities with a maturity date equally distant from the par call date, one with a maturity date preceding the par call date and one with a maturity date following the par call date, we shall select the United States Treasury security with a maturity date preceding the par call date. If there are two or more United States Treasury securities maturing on the par call date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. Any notice may, in our discretion, be subject to the satisfaction or waiver of one or more conditions precedent, including, but not limited to, completion of an equity offering, a financing or other corporate transaction, provided that if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in our discretion, the redemption date may be postponed until up to 60 days following the notice of redemption, and such notice may be rescinded in the event that any or all such conditions precedent shall not have been satisfied by the date of redemption (including as it may be postponed).

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Offer to Repurchase Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event (defined below) occurs with respect to the notes, unless we have otherwise exercised our right to redeem the notes, we will make an offer to each holder of notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to the date of purchase, subject to the rights of the holders on the relevant record date to receive interest due on the relevant interest payment date, which we refer to as the “Change of Control Repurchase Event Payment.” Within 30 days following any Change of Control Repurchase Event, we will deliver a notice to each holder describing the transaction or transactions that constitute the Change of Control Repurchase Event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the Change of Control Repurchase Event Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly deliver to each holder of notes properly tendered the purchase price for such notes, and the trustee will promptly authenticate and deliver (or cause to be transferred by book entry) to each holder a new note equal in the principal amount to any unpurchased portion of the notes surrendered, if any; provided, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

Except as described above with respect to a Change of Control Repurchase Event, the indenture does not contain provisions that permit you to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third-party purchases all notes properly tendered and not withdrawn under its offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our or Cintas’ properties or assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under New York law, which governs the indenture. Accordingly, the ability of a holder of notes to require us to repurchase any notes as a result of a sale, lease, transfer, conveyance, or other disposition of less than all of our or Cintas’ properties or assets may be uncertain.

For purposes of the notes, the following definitions are applicable:

“Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) in the equity interests of such Person, including without limitation, (i) with respect to a corporation, common stock, preferred stock and any other capital stock, (ii) with respect to a partnership, partnership interests (whether general or limited), and (iii) with respect to a limited liability company, limited liability company interests.

“Change of Control” means the occurrence of any of the following:

(1)

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of Cintas No. 2’s and its subsidiaries’ properties or assets taken as a whole or all or substantially all of Cintas’ and its subsidiaries properties or assets taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to Cintas, Cintas No. 2 or a subsidiary guarantor, as the case may be;

(2)	the adoption of a plan relating to the liquidation or dissolution of Cintas No. 2 or Cintas; or

(3)

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than Cintas No. 2 or a subsidiary guarantor, as the case may be, becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of Cintas No. 2 or Cintas (for purposes of this clause (3), a Person shall be deemed to beneficially own the Voting Stock of a corporation that is beneficially owned (as defined above) by another corporation (a “parent corporation”) if such Person beneficially owns (as defined above) at least 50% of the aggregate voting power of all classes of Voting Stock of such parent corporation);

provided, that in connection with (a) the direct or indirect sale, transfer, conveyance or other disposition described in clause (1) above to Cintas, Cintas No. 2 or a subsidiary guarantor or (b) the consummation of any transaction described in clause (3) above with Cintas No. 2 or a subsidiary guarantor, all references in clauses (1) and (3) above to “Cintas No. 2” and “Cintas,” as applicable, shall henceforth be deemed to refer to the entity that acquires such properties or assets or the surviving entity of such merger or consolidation, as applicable.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB-(or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc.

“Person” means any individual, corporation, partnership, association, joint venture, trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by us (as certified by a resolution of our board of directors) which shall be substituted for S&P or Moody’s, or both, as the case may be.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any Person, the Capital Stock of such Person that is at the time entitled to vote generally in the election of the board of directors (or the equivalent) of such Person.

Further Issuances

We may from time to time, without the consent of existing holders, create and issue additional notes being offered by this prospectus supplement, and such newly issued notes shall have the same interest rate, maturity and other terms as the notes. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes.

Ranking

The notes will be senior unsecured debt of ours and will rank equally with all other existing and future senior unsecured debt of ours. The notes will effectively rank junior to any secured debt of ours, Cintas or any of the subsidiary guarantors to the extent of the assets securing such debt and to all debt and other liabilities of any subsidiary of Cintas other than the subsidiary guarantors. The guarantees are senior unsecured joint and several obligations of Cintas and each subsidiary guarantor and will rank equally with all other senior unsecured obligations of Cintas and each such guarantor.

At February 28, 2025, Cintas Corporation had no secured debt or senior unsecured debt other than guarantees of the debt of Cintas No. 2. At February 28, 2025, Cintas No. 2 had no secured debt and approximately $2.5 billion of unsecured debt (not including intercompany indebtedness with Cintas’ subsidiaries). At February 28, 2025, Cintas’ subsidiary guarantors and Cintas’ other subsidiaries had no secured debt and no senior unsecured debt, other than intercompany indebtedness with Cintas’ subsidiaries and, with respect to the subsidiary guarantors, guarantees of the debt of Cintas No. 2. See also Note 7 to the unaudited consolidated condensed financial statements of Cintas incorporated by reference into this prospectus supplement.

Guarantees

Cintas and the subsidiary guarantors fully and unconditionally guarantee, jointly and severally, on a senior unsecured basis, to each holder and the trustee, the full and prompt performance of our obligations under the indenture and the notes, including the payment of principal of and premium, if any, and interest on the notes. The subsidiary guarantors consist of all of the direct and indirect wholly-owned subsidiaries of Cintas that are guarantors of our revolving credit facility organized in any jurisdiction in the United States, which we refer to as “domestic subsidiaries,” subject to release as described below.

Each subsidiary guarantee will be limited to an amount not to exceed the maximum amount that may be guaranteed by the applicable subsidiary guarantor without rendering that guarantee, as it relates to that subsidiary guarantor, voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

We and Cintas have agreed in the indenture to cause (i) any future domestic Significant Subsidiary, at the time it becomes a direct or indirect wholly-owned subsidiary of Cintas, and (ii) any present or future subsidiary of Cintas, that is not otherwise a subsidiary guarantor of the notes, that becomes a guarantor under any credit agreement, in each case, to become a subsidiary guarantor under the indenture with respect to the notes.

Upon the sale or disposition (by merger or otherwise) of any subsidiary guarantor by Cintas or by any subsidiary of Cintas to any person that is not an affiliate of Cintas, such subsidiary guarantor will automatically be released from all obligations under its guarantee; provided, that such release shall occur if and only to the extent that all obligations of such subsidiary guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, indebtedness of us, Cintas or any subsidiary of Cintas also terminate upon such sale or disposition. In addition, at any time, upon our request and without the consent of the holders of the notes, any subsidiary guarantor (other than a Significant Subsidiary) may be released from all obligations under its guarantee; provided, that such release shall occur if and only to the extent that all obligations of such subsidiary guarantor under all of its guarantees of the indebtedness of us, Cintas or any other subsidiary of Cintas also terminate at the time of such release.

Certain Covenants

Except as set forth herein, neither we, Cintas or any other subsidiary of Cintas are restricted by the indenture from incurring any type of indebtedness or other obligation, from selling all or substantially all of the assets of a subsidiary, from paying dividends or making distributions on our or their capital stock or purchasing or redeeming our or their capital stock.

Limitations on Liens

The indenture provides that we and the guarantors will not, and will not permit any Subsidiary to, create, assume, incur or suffer to exist any Lien, other than Permitted Liens, the exempted Liens and sale-leaseback transactions described below, upon any Principal Property or upon any shares of Capital Stock or Debt of any Subsidiary owning or leasing any Principal Property, whether owned or leased on the date of the indenture or thereafter acquired, to secure any Debt incurred or guaranteed by us, the guarantors or any Subsidiary (other than the notes), without in any such case making effective provision whereby all of the notes outstanding (together with, if we so determine, any other Debt or guarantee thereof by us or the guarantors ranking equally with the notes) shall be secured equally and ratably with, or prior to, such Debt so long as such Debt shall be so secured.

Restriction on Sale-Leasebacks

The indenture provides that, except as described below under “—Exempted Liens and Sale-Leaseback Transactions,” we and the guarantors will not, and will not permit any Subsidiary to, engage in the sale or transfer by us, the guarantors or any Subsidiary of any Principal Property to a person (other than Cintas or a Subsidiary) and the taking back by Cintas or any Subsidiary, as the case may be, of a lease of such Principal Property, unless:

(1)	such sale-leaseback transaction involves a lease for a period, including renewals, of not more than three years;

(2)

we, the guarantors or such Subsidiary, within a one-year period after such sale-leaseback transaction, apply or cause to be applied an amount not less than the net proceeds from such sale-leaseback transaction to the (i) prepayment, repayment, redemption, reduction or retirement (other than pursuant to any mandatory sinking fund, redemption or prepayment provision) of Funded Debt or (ii) apply, cause to be applied or enter into a commitment to apply an amount not less than the net proceeds from such sale-leaseback transaction to purchase, construct or develop one or more Principal Properties (other than that involved in such sale-leaseback transaction); or

(3)

Cintas or such Subsidiary could incur Debt in a principal amount equal to the Attributable Debt for such sale-leaseback transaction and, without violating specified provisions of the covenant under “— Limitation on Liens,” could secure that debt by a lien on the property to be leased without equally and ratably securing the notes.

Exempted Liens and Sale-Leaseback Transactions

Notwithstanding the foregoing restrictions on Liens and sale-leaseback transactions, the indenture provides that we and the guarantors may, and may permit any Subsidiary to, create, assume, incur, or suffer to exist any Lien other than a Permitted Lien upon any Principal Property or upon any shares of Capital Stock or Debt of any Subsidiary owning or leasing any Principal Property to secure Debt incurred or guaranteed by Cintas or any Subsidiary (other than the notes) or effect any sale-leaseback transaction of a Principal Property that is not excepted by clauses (1) or (2) of the paragraph under “— Restriction On Sale-Leasebacks” above without equally and ratably securing the notes provided that, after giving effect thereto, the aggregate principal amount of outstanding Debt (other than the notes) secured by Liens, other than Permitted Liens upon Principal Property, and/or upon such shares of Capital Stock or Debt, plus the Attributable Debt from sale-leaseback transactions of Principal Property not so excepted, do not exceed 15% of Consolidated Net Worth.

Certain Definitions

Certain terms used in this section “Description of the Notes” and not previously defined are defined in the indenture as follows:

“Attributable Debt” means, as to any particular lease at any date as of which the amount thereof is to be determined, the total net amount of rent (discounted from the respective due dates thereof at the rate per annum set forth or implicit in the terms of such lease, compounded semiannually) required to be paid by the lessee under such lease during the remaining term thereof. The net amount of rent required to be paid under any such lease for any such period shall be the total scheduled amount of the rent payable by the lessee with respect to such period, but may exclude amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated).

“Consolidated Net Worth” means at any time the consolidated stockholders’ equity of Cintas and its Subsidiaries calculated on a consolidated basis as of such time.

“Debt” means indebtedness for borrowed money.

“Funded Debt” means Debt having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the obligor.

“GAAP” with respect to any computation required or permitted under the indenture means generally accepted accounting principles in the United States of America at the date or time of such computation.

“Lien” means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

“Permitted Liens” means:

(1)

Liens for taxes, assessments or governmental charges or levies on property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP.

(2)

Liens imposed by law, such as landlord’s, carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business that secure payment of obligations not more than 60 days past due or that are being contested in good faith by appropriate proceedings, and for which adequate reserves have been set aside in accordance with GAAP.

(3)

Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation (other than Liens in favor of the Pension Benefit Guaranty Corporation) or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases or subleases to which we, Cintas or any other subsidiary of Cintas is a party, or deposits to secure public or statutory obligations of us, Cintas or any other subsidiary of Cintas or deposits of cash or United States government bonds to secure surety or appeal bonds to which we, Cintas or any other subsidiary of Cintas is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business.

(4)

Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and that do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Cintas or its subsidiaries.

(5)	Liens existing on the date of the original issuance of the notes, provided that no increase in the principal amount secured thereby is permitted.

(6)

Liens on property or assets of any Person existing at the time such Person becomes a subsidiary or is merged with or into or consolidated with us, Cintas or any other subsidiary of Cintas, or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to us, Cintas or any other subsidiary of Cintas or arising thereafter pursuant to contractual commitments entered into prior to and not in contemplation of such Person becoming a Subsidiary and not in contemplation of any such merger or consolidation or any such sale, lease or other disposition; provided that such Liens shall not extend to our property or assets or any other property or assets of Cintas or any other subsidiary of Cintas.

(7)

Liens on our property or assets or any other property or assets of Cintas or any other subsidiary of Cintas existing at the time of acquisition thereof (including acquisitions through merger or consolidation); provided that such Liens were in existence prior to and were not created in contemplation of such acquisition and shall not extend to our property or assets or any other property or assets of Cintas or any other subsidiary of Cintas.

(8)

Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses; provided, however, that the principal amount of Debt so secured thereby shall not exceed the principal amount of Debt so secured prior to such extension, renewal or replacement and that such extension, renewal or replacement Lien shall be limited to all or a part of the assets that secured the Lien so extended, renewed or replaced (plus improvements and construction on such real property).

“Principal Property” means, whether owned or leased on the date of the indenture or thereafter acquired, each manufacturing or processing plant or facility of ours, any guarantor or any of their respective subsidiaries located in the United States of America.

“Significant Subsidiary” means at any date of determination, any Subsidiary of Cintas that, together with its Subsidiaries, (i) for Cintas’ most recent fiscal quarter, accounted for more than 15% of the consolidated revenues of Cintas and its subsidiaries or (ii) as of the end of such fiscal quarter, was the owner of more than 25% of the consolidated assets of Cintas.

“Significant Subsidiary Guarantor” means any subsidiary guarantor that is a Significant Subsidiary.

“Subsidiary” means any corporation, limited liability company or other business entity of which more than 50% of the total voting power of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof or any partnership of which more than 50% of the partnership interests (considering all general and limited partnership interests as a single class) is, in each case, at the time owned or controlled, directly or indirectly, by Cintas, one or more of the Subsidiaries of Cintas, or combination thereof.

Merger, Consolidation or Sale of Assets

The indenture provides that Cintas may not, and will not permit any Subsidiary, including us, to consolidate with or merge with or into, or sell, lease, convey all or substantially all of its assets to, another Person unless:

(1)

in the case of Cintas or Cintas No. 2, the resulting, surviving or transferee Person is either Cintas, or, as the case may be, Cintas No. 2, or is a corporation organized and existing under the laws of the United

States, any state or the District of Columbia and assumes by supplemental indenture all of Cintas’ or our obligations, as the case may be, under the indenture and the guarantee or the notes, as the case may be;

(2)

subject to satisfaction of the conditions to release described under “—Guarantees” above, in the case of a Significant Subsidiary Guarantor, the resulting, surviving or transferee Person is Cintas, Cintas No. 2 or another subsidiary guarantor, or any other Person assumes by supplemental indenture all of such Significant Subsidiary Guarantor’s obligations under the indenture and the guarantee of the notes;

(3)

subject to satisfaction of the conditions to release described under “—Guarantees” above, in the case of a Subsidiary other than a Significant Subsidiary Guarantor, in any such transaction involving Cintas, Cintas No. 2 or a subsidiary guarantor, Cintas, Cintas No. 2 or the subsidiary guarantor, as the case may be, is the resulting surviving or transferee Person;

(4)	immediately after giving effect to the transaction, no Event of Default, or event that with notice or lapse of time, or both, would be an Event of Default, has occurred and is continuing;

(5)	the guarantees shall remain in full force and effect (subject to release in accordance with the conditions described under “—Guarantees” above); and

(6)	an officers’ certificate and legal opinion covering these conditions shall be delivered to the trustee.

The successor will be substituted, if applicable, for the applicable party to the indenture with the same effect as if it had been an original party to the indenture. Thereafter, the successor may exercise the rights and powers of such party under the indenture.

Events of Default

Each of the following will be an Event of Default under the indenture with respect to the notes:

(1)	default in any payment of interest on any note when due, continued for 30 days;

(2)	default in the payment of principal of or premium, if any, on any note when due at its stated maturity, upon optional redemption, upon mandatory redemption, upon declaration or otherwise;

(3)	failure by us or any guarantor to comply for 60 days after notice with the other agreements contained in the indenture or the notes;

(4)

any guarantee in respect of the notes by Cintas or a Significant Subsidiary Guarantor shall for any reason cease to be, or be asserted in writing by any guarantor thereof or us not to be, in full force and effect, and enforceable in accordance with its terms (other than by reason of the termination of the indenture or the release of any such guarantee in accordance with the terms of the indenture); provided, however, that if we or any guarantor asserts in writing that any such guarantee is not in full force and effect and enforceable in accordance with its terms, such assertion shall not constitute an Event of Default for purposes of this paragraph if (i) such written assertion is accompanied by an opinion of counsel to the effect that, as a matter of law, the defect or defects rendering such guarantee unenforceable can be remedied within 10 days of the date of such assertion, (ii) we or such guarantor delivers an officers’ certificate to the effect that we or such guarantor represents that such defect or defects shall be so remedied within such 10-day period, and (iii) such defect or defects are in fact so remedied within such 10-day period; provided, that any reduction in the maximum amount of any such guarantee as a result of fraudulent conveyance or similar law shall not be deemed an Event of Default; and

(5)	certain events of bankruptcy, insolvency or reorganization of us, Cintas or any Significant Subsidiary Guarantor.

However, a default under clause (3) of this paragraph will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding notes notify us and the guarantors, by registered or certified mail, of the default and such default is not cured within the time specified in clause (3) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (5) above) occurs and is continuing, the trustee by written notice to us or the holders of at least 25% in principal amount of the outstanding notes by written notice to us and the trustee, may, and the trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an Event of Default described in clause (5) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. The holders of a majority in aggregate principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest and certain other defaults which require the consent of each noteholder affected) and rescind any such acceleration with respect to the notes and its consequences so long as a judgment or decree for payment of the money due has not been obtained by the trustee and all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing with respect to the notes, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

•	such holder has previously given the trustee notice that an Event of Default is continuing;

•	holders of not less than 25% in principal amount of the outstanding notes have requested the trustee in writing to pursue the remedy;

•	such holders have offered the trustee reasonable security or indemnity against any cost, liability or expense;

•	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

•	the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that is inconsistent with such written request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The holders of any note, however, will have an absolute right to receive payment of the principal of, and premium, if any, and interest on, such note as expressed therein and to institute suit for the enforcement of such payment.

The indenture provides that if a default occurs and is continuing with respect to the notes, the trustee must deliver (or, in the case of DTC with respect to any global note, send electronically) to each holder of notes notice of the default within 90 days after the occurrence of any default or, if later, within 30 days after the trustee has actual notice of such default; provided that in the case of any default of the character specified in clause (3) above, no such notice to holders shall be given until at least 30 days after the occurrence thereof. Except in the case of a default in the payment of principal of, premium, if any, or interest on any note, the trustee may withhold notice if the trustee determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a statement indicating whether the signers thereof know of any default that occurred during the previous year.

Modification, Amendments and Waivers

Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of a majority in principal amount of the notes affected by the modification or amendment then outstanding under the indenture (including consents obtained in connection with a tender offer or exchange offer for the notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

•	reduce the amount of notes whose holders must consent to an amendment;

•	reduce the stated rate of or extend the stated time for payment of interest on any note;

•	reduce the principal of or change the stated maturity of any note;

•	reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed;

•	make any note payable in money other than that stated in the note;

•

modify or affect in any manner adverse to holders the terms and conditions of the obligations of the guarantors in respect of the due and punctual payment of principal of, or premium, if any, or interest on the notes;

•	impair the right of any holder or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

•	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.

The holders of a majority in aggregate principal amount of the outstanding notes, on behalf of all holders of notes, may waive compliance by the guarantors or us with certain restrictive provisions of the indenture. The holders of a majority in aggregate principal amount of the notes, on behalf of all holders of notes, may waive any past default under the indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the notes), except a default in the payment of principal, premium or interest or a default in respect of a provision that under the indenture that cannot be modified or amended without the consent of the holder of each note that is affected.

Without the consent of any holder, the trustee and we may amend the indenture to among other things:

•

cure any ambiguity, omission, defect or inconsistency or to make any other provisions with respect to matters or questions arising under the indenture that will not adversely affect the interests of the holders of any notes in any material respect;

•	provide for the assumption by a successor of our or a guarantor’s obligations under the indenture;

•	provide for a successor trustee with respect to the notes;

•	add additional guarantees with respect to the notes;

•	add any additional Events of Default;

•	secure the notes;

•	add to the covenants of the guarantors or us for the benefit of the holders or surrender any right or power conferred upon the guarantors or us;

•	make any change that does not adversely affect the rights of any holder; or

•	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to deliver or send to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

Discharge, Defeasance and Covenant Defeasance

We may discharge certain obligations to holders of the notes that have not already been delivered to the trustee for cancellation and that either have become due and payable or will be come due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee, in trust, funds in an amount sufficient to pay the entire indebtedness of the notes respect of principal and interest to the date of such deposit (if such notes have become due and payable) or to the stated maturity or redemption date, as the case may be.

The indenture provides that we may elect either (i) to defease and discharge ourselves and the guarantors from any and all obligations with respect to the notes (except for the obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes, to compensate and reimburse the trustee, to maintain an office or agency in respect of the notes and to hold moneys for payment in trust), which we refer to as “defeasance,” or (ii) to release ourselves and the guarantors from the obligations with respect to the notes under the provisions of the indenture described under “—Certain Covenants—Limitations on Liens” and “—Certain Covenants—Restriction on Sale-Leasebacks,” and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to the notes, which we refer to as “covenant defeasance,” in either case upon the irrevocable deposit by us or the guarantors with the trustee, in trust, of cash or Government Obligations (as defined below), or both, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and premium, if any, and interest on the notes on the scheduled due dates thereof.

Such a trust may only be established if, among other things, we have delivered to the trustee a legal opinion to the effect that the beneficial owners of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such legal opinion, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax laws occurring after the date of the issuance of the notes.

“Government Obligations” means securities which are (i) direct obligations of the United States of America or the other government or governments in the confederation which issued the foreign currency in which the principal of or any premium or interest on such security or any additional amounts in respect thereof shall be payable, in each case where the payment or payments thereunder are supported by the full faith and credit of such government or governments or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such other government or governments, in each case where the timely payment or payments thereunder are unconditionally guaranteed as a full faith and credit obligation by the United States of America, or such other government or governments, and which, in the case of (i) or (ii), are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or other amount with respect to any such Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law)

such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of or other amount with respect to the Government Obligation evidenced by such depositary receipt.

Concerning the Trustee

U.S. Bank Trust Company, National Association, as successor trustee to Wachovia Bank, National Association, is the trustee under the indenture, and we have also appointed U.S. Bank Trust Company, National Association as registrar and paying agent with regard to the notes. U.S. Bank Trust Company, National Association also serves as the trustee with respect to our 3.11% Senior Notes due 2025, our 3.45% Senior Notes due 2025, our 3.70% Senior Notes due 2027, our 4.00% Senior Notes due 2032 and our 6.15% Senior Notes due 2036.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry Settlement Procedures and Form

The Global Notes

The notes will be issued in the form of one or more registered notes in global form, without interest coupons, which we refer to as the “global notes.”

Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants. Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, or DTC participants, including Euroclear and Clearstream, or persons who hold interests through DTC participants.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic computerized book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

We expect that pursuant to procedures established by DTC, upon the deposit of the global notes with DTC, DTC will credit on its book entry registration and transfer system the principal amount of notes represented by such global notes to the accounts of participants. Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global notes will be shown on and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the global note other than participants). All interests in a global note deposited with DTC are subject to the procedures and requirements of DTC.

So long as DTC’s nominee is the registered holder of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we, the guarantors nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC. Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

DTC has agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, DTC is not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither the guarantors, the trustee nor we will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing their operations.

We expect that DTC (or its nominee), upon receipt of any payment of principal of, premium, if any, or interest on the global notes will credit the accounts of their relevant participants or account holders, as applicable, with payments in amounts proportionate to their respective beneficial interests in the principal amount of the applicable global note as shown on the records of DTC (or its nominee). We also expect that payments by participants or indirect participants or account holders, as applicable, to owners of beneficial interests in the global notes held through such participants or indirect participants or account holders will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants or account holders, as applicable. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global notes for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants, or the relationship between such participants or indirect participants, and the owners of beneficial interests in the global notes owning through such participants.

All amounts payable under the notes will be payable in U.S. dollars, except as may otherwise be agreed between any applicable securities clearing system and any holders. Payments will be subject in all cases to any fiscal or other laws and regulations (including any regulations of any applicable securities clearing system) applicable thereto. None of the trustee, us, a guarantor or any of their respective agents shall be liable to any holder of a global note or other person for any commissions, costs, losses or expenses in relation to or resulting from any currency conversion or rounding effected in connection therewith. Investors may be subject to foreign exchange risks that may have important economic and tax consequences to them.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•

an Event of Default as provided in the indenture with respect to the notes should occur and be continuing and the holders of at least a majority in principal amount of the outstanding notes have requested definitive notes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax considerations to holders relating to the purchase, ownership and disposition of the notes issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax considerations relating to the notes. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This summary deals only with notes that are held as capital assets (generally, property held for investment) by holders that purchase the notes for cash pursuant to this offering at their initial offering price (the first price at which a substantial amount of the notes are sold to purchasers for cash other than bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers). This section is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” judicial decisions, final, temporary and proposed Treasury Regulations, published rulings and other administrative pronouncements as of the date of this prospectus supplement, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the tax consequences to persons that participate in this offering and are also beneficial owners of our 3.45% senior notes as described in “Use of Proceeds.” This section does not address all tax considerations that may be relevant to a particular holder in light of the holder’s circumstances (such as the effects of Section 451(b) of the Code conforming the timing of certain income accruals to financial statements and the Medicare contribution tax) or to holders that are subject to special rules, including:

•	a dealer in securities;

•	a trader in securities that elects to use a mark-to-market method of accounting for such trader’s securities holdings;

•	a broker;

•	a tax-exempt entity;

•	an insurance company;

•	a person that holds notes as part of a straddle, hedge, conversion or other integrated transaction;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a U.S. Holder (as defined below) who holds the notes through a non-U.S. broker or other non-U.S. intermediary;

•	a bank or other financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a pension fund;

•	a former citizen or permanent resident of the United States;

•	a controlled foreign corporation;

•	a passive foreign investment company;

•	a partnership or other pass-through entity or investor therein; and

•	a holder subject to the alternative minimum tax.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of notes that is, or is treated as, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in the United States or under the laws of the United States or any subdivision thereof;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of notes (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder. If any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Entities and arrangements treated as partnerships for U.S. federal income tax purposes, and partners in such partnerships, should consult their own tax advisors with regard to the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes by the partnership.

Please consult your own tax advisor as to the particular tax consequences to you of purchasing, holding and disposing of notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

Additional Amounts

In certain circumstances (see “Description of the Notes —Offer to Repurchase Upon a Change of Control Repurchase Event”), we may be obligated to pay amounts in excess of stated interest or principal on the notes. According to the applicable Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not cause the notes to be treated as contingent payment debt instruments if, as of the date the notes were issued, such possibility is “remote” or is considered to be “incidental.” We believe, and intend to take the position, that the possibility of the prospective payment of such additional amounts is a “remote” and/or “incidental” contingency, and this discussion assumes that our position will be respected. Therefore, we do not believe the notes to be, nor intend to treat the notes as, contingent payment debt instruments. Our determination that these contingencies are remote and/or incidental is binding on a holder subject to U.S. federal income tax unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the Internal Revenue Service, which we refer to as the “IRS,” and if the IRS were to challenge this determination, a holder subject to U.S. federal income tax might be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies.

Consequences to U.S. Holders

Interest

Payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes. If the notes are issued at a discount that is more than a de minimis amount (i.e., a discount that equals or exceeds 0.25% of the principal amount of the notes multiplied by the number of complete years to maturity), the notes will be considered to be issued with original issue discount for U.S. federal income tax purposes. It is anticipated, and this discussion assumes, that the notes will be issued at par or at a discount that is not more than de minimis for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of Notes

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less any portion allocable to accrued and unpaid interest, which will be taxable as ordinary income, as described under “Interest” above) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the U.S. Holder’s cost therefor. This gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a preferential rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments of interest and the proceeds of certain sales, exchanges, redemptions, retirements and other taxable dispositions of notes unless you are an exempt recipient. Backup withholding (currently at a rate of 24%) will apply to such payments if you are a United States person (within the meaning of the Code) and you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the IRS that payments to you are subject to backup withholding or if you otherwise fail to comply with the applicable backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis.

Consequences to Non-U.S. Holders

Interest

Subject to the discussion below concerning backup withholding and the discussion below concerning the Foreign Account Tax Compliance Act, which we refer to as “FATCA,” payments of interest on a note (which for purposes of this discussion includes any payments on the notes that may be treated as interest for U.S. federal income tax purposes) to Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax, provided that the holder certifies its nonresident status as described below, and:

•

such payments are not effectively connected with such holder’s conduct of a U.S. trade or business (or, if an applicable income tax treaty requires, are not attributable to a “permanent establishment” or “fixed base” maintained by the Non-U.S. Holder in the U.S.);

•	such holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury Regulations; and

•	such holder is not a controlled foreign corporation that is related, directly or indirectly, to us.

A Non-U.S. Holder can meet the certification requirement by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or appropriate successor form), to the applicable withholding agent prior to the payment. If the Non-U.S. Holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The Non-U.S. Holder’s agent will then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries.

If the Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to U.S. federal withholding tax at a rate of 30% unless a tax treaty applies or the interest payments are effectively connected with the conduct of a U.S. trade or business (as discussed below). If a tax treaty applies to you, you may be eligible for a reduced rate of withholding. In order to claim any exemption from or reduction in the 30%

withholding tax, a Non-U.S. Holder generally must provide the applicable withholding agent a properly executed (i) IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or appropriate successor form), claiming a reduction of or an exemption from withholding under an applicable tax treaty or (ii) IRS Form W-8ECI (or appropriate successor form) stating that such payments are not subject to withholding tax because they are effectively connected with the holder’s conduct of a trade or business in the United States.

The certifications described above must be provided prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Income or Gain Effectively Connected with a U.S. Trade or Business

If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the notes, or gain recognized from the sale, exchange, redemption, retirement or other taxable disposition of the notes, is effectively connected with the conduct of such trade or business, such Non-U.S. Holder will be subject to U.S. federal income tax on that interest (but not U.S. federal withholding tax on such interest if certain requirements are satisfied) and on that gain on a net income basis generally in the same manner as if the holder was a U.S. person, unless an applicable income tax treaty provides otherwise. Such Non-U.S. Holder generally can meet these certification requirements by providing a properly executed IRS Form W-8ECI (or appropriate successor form) to the applicable withholding agent. If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and such Non-U.S. Holder’s country of residence, any effectively connected income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States. In addition, a corporate Non-U.S. Holder may be subject to a 30% branch profits tax (or lower applicable tax treaty rate, provided certain certification requirements are met) on its effectively connected earnings and profits (as adjusted for certain items).

Sale or Other Taxable Disposition of Notes

Except as described below and subject to the discussion below on backup withholding and the discussion below concerning FATCA, any gain or income realized on the sale, exchange, redemption, retirement or other taxable disposition of a note generally will not be subject to U.S. federal income tax unless:

•

such gain or income is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an applicable income tax treaty requires, is attributable to a “permanent establishment” or “fixed base” maintained by the Non-U.S. Holder in the U.S.); or

•	such gain or income is realized by an individual Non-U.S. Holder who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

To the extent that the amount realized on a sale, exchange, redemption, retirement or other taxable disposition of the notes is attributable to accrued but unpaid interest on the notes, this amount generally will be treated in the same manner as described under the heading “Consequences to Non-U.S. Holders —Interest,” above.

In the case of gain described in the first bullet point above, a Non-U.S. Holder should see “Consequences to Non-U.S. Holders—Income or Gain Effectively Connected with a U.S. Trade or Business” above.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Generally, information returns will be filed with the IRS in connection with payments of interest on the notes and proceeds from the sale, exchange, redemption, retirement or other taxable disposition of the notes. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

If you are a Non-U.S. Holder, you may be subject to backup withholding of tax on payments of interest and, depending on the circumstances, the proceeds of a sale, exchange, redemption, retirement or other taxable disposition unless you comply with certain certification procedures to establish that you are not a United States person (within the meaning of the Code) or you are otherwise exempt from backup withholding. The certification procedures required to claim an exemption from withholding of tax on interest described above generally will satisfy the certification requirements necessary to avoid backup withholding as well.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis. You are urged to consult your own tax advisor regarding the application of backup withholding rules in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

FATCA

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance issued thereunder impose a 30% withholding tax on any U.S.-source interest paid on the notes, and on the gross proceeds from a disposition (including a retirement or redemption) of such notes, in each case, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), including when acting as an intermediary, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. The IRS has issued proposed Treasury Regulations that eliminate withholding on payments of gross proceeds (but not on payments of interest). Pursuant to the preamble to the proposed Treasury Regulations, we and any other applicable withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until final Treasury Regulations are issued or until such proposed Treasury Regulations are rescinded. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to FATCA may be subject to different rules.

We will not pay any additional amounts to Non-U.S. Holders in respect of any amounts withheld, including amounts withheld as a result of FATCA. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

The preceding discussion of material U.S. federal income tax consequences is general information only and is not tax advice. Accordingly, you should consult your own tax advisor as to the particular tax consequences to you of purchasing, owning or disposing of notes, including the applicability and effect of any state, local or non-U.S. tax laws, and of any changes or proposed changes in applicable law.

CERTAIN ERISA CONSIDERATIONS

The following summary regarding certain aspects of the United States Employee Retirement Income Security Act of 1974, as amended, which we refer to as “ERISA,” and the Code is based on ERISA and the Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus supplement. This summary is general in nature and does not address every issue pertaining to ERISA that may be applicable to us, the notes or a particular investor. Accordingly, each prospective investor, including plan fiduciaries, should consult with his, her or its own advisors or counsel with respect to the advisability of an investment in the notes, and potentially adverse consequences of such investment, including, without limitation, certain ERISA-related issues that affect or may affect the investor with respect to this investment and the possible effects of changes in the applicable laws.

ERISA and the Code impose certain requirements on employee benefit plans that are subject to Title I of ERISA, plans, accounts and arrangements subject to Section 4975 of the Code (such as individual retirement accounts) and entities that are deemed to hold the assets of such employee benefit plans, plans, accounts or arrangements (each such employee benefit plan, plan, account, arrangement or entity, a “Plan”) and on those persons who are “fiduciaries” with respect to Plans. In considering an investment of the assets of a Plan subject to Title I of ERISA in the notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the Plan. A fiduciary must act prudently and must diversify the investments of a Plan subject to Title I of ERISA so as to minimize the risk of large losses, as well as discharge its duties in accordance with the documents and instruments governing such Plan. In addition, ERISA generally requires fiduciaries to hold all assets of a Plan subject to Title I of ERISA in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of a Plan subject to Title I of ERISA should consider whether an investment in the notes satisfies these requirements.

An investor who is considering acquiring the notes with the assets of a Plan must also consider whether the acquisition, holding or disposition of the notes will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to such Plan. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the notes) or extensions of credit between a Plan and a party in interest or disqualified person. Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code generally prohibit a fiduciary with respect to a Plan from dealing with the assets of the Plan for its own benefit (for example when a fiduciary of a Plan uses its position to cause the Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration). The acquisition and holding of notes by a Plan with respect to which we or an underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under ERISA and Section 4975 of the Code, unless the notes are acquired and held in accordance with an applicable statutory or administrative prohibited transaction exemption. Under ERISA and Section 4975 of the Code, excise taxes or other liabilities may be imposed on parties in interest or disqualified persons who participate in non-exempt prohibited transactions.

ERISA and the Code contain certain exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption, which we refer to as “PTCE,” 95-60, applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions or other exemptions will be available with respect to transactions involving the notes.

As a general rule, a governmental plan, as defined in Section 3(32) of ERISA, which we refer to as a “Governmental Plan,” a church plan, as defined in Section 3(33) of ERISA, that has not made an election under Section 410(d) of the Code, which we refer to as a “Church Plan,” and a non-U.S. plan, as described in Section 4(b)(4) of ERISA, are not subject to the requirements of ERISA or Section 4975 of the Code. Accordingly, assets of such plans may be invested without regard to the fiduciary and prohibited transaction considerations described above. Although a Governmental Plan, a Church Plan or a non-U.S. plan is not subject to ERISA or Section 4975 of the Code, it may be subject to other United States federal, state or local laws or regulations or non-United States laws or regulations that regulate its investments and are similar to Title I of ERISA or Section 4975 of the Code, which we refer to as a “Similar Law.” A fiduciary of a Government Plan, a Church Plan or a non-U.S. plan should make its own determination as to the requirements, if any, under any Similar Law applicable to the acquisition, holding and disposition of the notes.

The notes may be acquired by a Plan, and any person investing “plan assets” of any Plan or by a Governmental Plan, a Church Plan or a non-U.S. plan, but only if the acquisition, holding and disposition will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of Similar Law. Therefore, each purchaser and subsequent transferee of the notes will be deemed to represent and warrant that either (a) it is not, and is not acting on behalf of or with the assets of, (i) a Plan, (ii) a Governmental Plan, (iii) a Church Plan or (iv) a non-U.S. plan, or (b) its acquisition, holding and subsequent disposition of the notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any Similar Law.

None of us, the underwriters, the trustee, registrar, paying agent or any of their respective affiliates has provided, and none of them will provide, any investment recommendation or investment advice, and none of them is giving any advice in a fiduciary capacity, in connection with the investment in the notes by any Plan, Governmental Plan, Church Plan or non-U.S. plan, unless a statutory or administrative exemption applies (all of the applicable conditions of which are satisfied) or the transaction is not otherwise prohibited.

This offer is not a representation by us or the underwriters that an acquisition of the notes meets all legal requirements applicable to investments by Plans, Governmental Plans, Church Plans or non-U.S. plans or that such an investment is appropriate for any particular Plan, Governmental Plan, Church Plan or non-U.S. plan.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions set forth in an underwriting agreement by and among KeyBanc Capital Markets Inc., MUFG Securities Americas Inc. and Wells Fargo Securities, LLC, as representatives for the underwriters named in the agreement, and us, Cintas Corporation and the subsidiary guarantors, we have agreed to sell to each underwriter, and each underwriter has severally and not jointly agreed to purchase from us, the principal amount of notes set forth opposite its name in the table below.

Underwriter	Principal Amount of Notes
KeyBanc Capital Markets Inc.	$106,000,000
MUFG Securities Americas Inc.	106,000,000
Wells Fargo Securities, LLC	106,000,000
U.S. Bancorp Investments, Inc.	28,000,000
Huntington Securities, Inc.	23,200,000
BMO Capital Markets Corp.	15,400,000
Citizens JMP Securities, LLC	15,400,000

Total	$400,000,000

Under the terms of the underwriting agreement, the underwriters are committed to purchase all of the notes if any notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased, or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriting agreement provides that the underwriters’ obligations to purchase the notes depend on the satisfaction of the conditions contained in the underwriting agreement. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover of this prospectus supplement.

Any notes sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to 0.20% of the principal amount of each note. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the public offering price up to 0.15% of the principal amount of the notes. After the initial offering of the notes, the underwriters may change the offering prices.

The following table shows the underwriting discounts and commissions that we will pay to the underwriters.

Paid by Cintas
Per note	0.350%

Total	$1,400,000

We estimate that the total expenses related to this offering payable by us, excluding underwriting discounts and commissions, will be approximately $1.1 million.

We expect that delivery of the notes will be made against payment therefor on or about the fourth business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+4”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the first business day prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

In connection with this offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves sales of notes in excess of the principal amount of notes to be purchased by the underwriters in this offering, which creates a short position for the underwriters. Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Neither we nor the underwriters make any representation or prediction as to the effect the transactions described above may have on the price of the notes. Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist on the open market in the absence of these transactions.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our or our affiliates’ securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. On March 23, 2022, we entered into the Credit Agreement to increase the capacity of our revolving credit facility from $1,000 million to $2,000 million. The additional revolving loans are provided by a syndicate of banks and other financial institutions, including the underwriters or their affiliates, with KeyBank National Association, an affiliate of one of the underwriters, acting as administrative agent, swing line lender and issuing lender. KeyBanc Capital Markets Inc., a representative for the several underwriters, acts as a joint lead arranger and a joint book runner under the Credit Agreement. MUFG Bank, Ltd., Wells Fargo Bank, National Association, PNC Bank, National Association and Fifth Third Bank, National Association, which are affiliates of certain of the underwriters, act as joint lead arrangers, joint book runners and co-syndication agents under the Credit Agreement. These entities have received, and will continue to receive, customary fees for their services in such capacities. In addition, U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee, registrar and paying agent.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities)

and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, if any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

As described in “Use of Proceeds,” we intend to use the net proceeds from the sale of the notes to redeem, repurchase or repay our outstanding the 3.45% senior notes due 2025. If any of the underwriters or their affiliates are holders of the 3.45% senior notes due 2025, such underwriters or affiliates will receive a portion of the net proceeds of this offering. In the event that greater than 5% of the net proceeds from this offering are used to repay such notes owed to any individual underwriter or its affiliates, this offering will be conducted in accordance with FINRA Rule 5121. In such event, such underwriter or underwriters will not confirm sales of the notes to accounts over which they exercise discretionary authority without the prior written approval of the customer. However, the appointment of a “qualified independent underwriter” would not be required under FINRA Rule 5121 because the notes are “investment grade rated” (as defined in FINRA Rule 5121).

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129, as amended (the “Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (each, an “EEA Qualified

Investor”). Accordingly, any person making or intending to make an offer in any Member State of the EEA of notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to EEA Qualified Investors. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in the EEA other than to EEA Qualified Investors.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, (a) a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not an EEA Qualified Investor and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom (the “UK Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of notes in the United Kingdom will only be made to a legal entity which is a qualified investor under the UK Prospectus Regulation (each, a “UK Qualified Investor”). Accordingly, any person making or intending to make an offer in the United Kingdom of notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to UK Qualified Investors. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in the United Kingdom other than to UK Qualified Investors.

PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, (a) a “retail investor” means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom; or (ii) a customer within the meaning of the provisions of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom; or (iii) not a UK Qualified Investor and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the United Kingdom (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and this prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, this prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are other persons to whom it may otherwise lawfully be communicated or distributed under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This prospectus supplement, the accompanying prospectus, any related free writing prospectus and any such other documents and/or materials are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any such other documents and/or materials relate will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any other documents and/or materials relating to the issue of the notes offered hereby or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us or the guarantors.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor the accompany prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for account or the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for account or the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the laws of Hong Kong), or which do not constitute an offer to the public within the meaning thereof. No advertisement, invitation or document relating to the notes has been or may been issued or has been or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus under the Securities and Futures Act 2001 (the “SFA”) by the Monetary Authority of Singapore, and the offer of the notes in Singapore is made primarily pursuant to the exemptions under Section 274 and 275 of the SFA. Accordingly, this prospectus supplement or the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA (an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

(a)

a corporation (which is not an Accredited Investor ), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b)	a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation and the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the notes except:

(i)

to an Institutional Investor, an Accredited Investor, a Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(c)(ii) of the SFA (in the case of that trust);

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law; or

(iv)	as specified in Section 276(7) of the SFA.

Singapore SFA Product Classification— Solely for the purposes of our obligations pursuant to section 309B(1)(a) and (c) of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA) that the notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Taiwan

The notes have not and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued, or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or filing with or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized or will be authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.

Notice to Prospective Investors in Bermuda

The notes may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

LEGAL MATTERS

Davis Polk & Wardwell LLP will pass upon the validity of the notes. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited Cintas Corporations’ consolidated financial statements and financial statement schedule included in Cintas Corporations’ Annual Report on Form 10-K for the year ended May 31, 2024, and the effectiveness of Cintas Corporations’ internal control over financial reporting as of May 31, 2024, as set forth in their reports, which are incorporated by reference in this prospectus supplement. Cintas Corporations’ consolidated financial statements and financial statement schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Cintas Corporation No. 2

Senior Debt Securities

Payment of Principal, Premium, if any, and Interest Unconditionally Guaranteed,

Jointly and Severally, by Cintas Corporation and Certain Subsidiary Guarantors

Cintas Corporation No. 2 may from time to time issue senior debt securities, which we refer to as the debt securities, guaranteed by Cintas Corporation and certain subsidiaries of Cintas Corporation. We will provide in one or more accompanying prospectus supplements the specific terms of the debt securities. We may sell the debt securities to or through underwriters and also to other purchasers or through agents. We will set forth the specific terms of the plan of distribution as well as the names of any underwriters or agents in one or more accompanying prospectus supplements.

Investing in our securities involves risks. Please read carefully the section titled “Risk Factors” beginning on page 3 of this prospectus.

The executive offices of Cintas Corporation No. 2, Cintas Corporation and the subsidiary guarantors are located at 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262-5737, telephone number (513) 459-1200.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 8, 2024

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using an automatic “shelf” registration process. Under this shelf registration process, we may at any time and from time to time sell the debt securities described in this prospectus in one or more offerings at prices and on other terms to be determined at the time of offering.

This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. For a more complete understanding of the offering of the debt securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where You Can Find More Information” and “Information We Incorporate by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide to you. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

In this prospectus, unless stated otherwise or the context otherwise requires, references to:

•	“Cintas” refers to Cintas Corporation and its consolidated subsidiaries, including Cintas Corporation No. 2;

•	“we,” “us,” “our” and “Cintas No. 2” refer to Cintas Corporation No. 2, a wholly-owned subsidiary of Cintas Corporation and the issuer of any debt securities offered under this prospectus;

•

“subsidiary guarantors” refers to Cintas Corporation’s directly and indirectly wholly-owned subsidiaries, excluding Cintas No. 2, that are guarantors of Cintas No. 2’s revolving credit facility and that have been organized under the laws of any jurisdiction within the United States and that guarantee any debt securities offered under this prospectus; and

•	“guarantors” refers to Cintas Corporation and the subsidiary guarantors, as guarantors of debt securities offered under this prospectus.

THE REGISTRANTS

Cintas helps more than one million businesses of all types and sizes, primarily in the United States, as well as Canada and Latin America, get READY™ to open their doors with confidence every day by providing a wide range of products and services that enhance our customers’ image and help keep their facilities and employees clean, safe and looking their best. With products and services including uniforms, mats, mops, restroom supplies, first aid and safety products, fire extinguishers and testing, and safety training, Cintas helps customers get Ready for the Workday®. Cintas was founded in 1968 by Richard T. Farmer when he left his family’s industrial laundry business in order to develop uniform programs using an exclusive new fabric. In the early 1970’s, Cintas acquired the family industrial laundry business. Over the years, Cintas developed additional products and services that complemented its core uniform business and broadened the scope of products and services available to its customers.

Cintas’ reportable operating segments are the Uniform Rental and Facility Services operating segment and the First Aid and Safety Services operating segment. The Uniform Rental and Facility Services reportable operating segment consists of the rental and servicing of uniforms and other garments, including flame resistant clothing, mats, mops and shop towels and other ancillary items. In addition to these rental items, restroom cleaning services and supplies and the sale of items from our catalogs to our customers on route are included within this reportable operating segment. The First Aid and Safety Services reportable operating segment consists of first aid and safety products and services.

Cintas No. 2 is the principal operating subsidiary of Cintas Corporation.

Cintas Corporation is a Washington corporation, and Cintas No. 2 is a Nevada corporation. We are an indirect wholly-owned subsidiary of Cintas Corporation. Cintas Corporation’s, Cintas No. 2’s and the other subsidiary guarantors’ principal executive offices are located at 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262-5737, and their telephone number at that address is (513) 459-1200. Cintas’ web site is located at www.cintas.com. Except for documents incorporated by reference into this prospectus, information included on or available through Cintas’ web site does not constitute a part of this prospectus or any applicable prospectus supplement.

RISK FACTORS

Investing in our debt securities involves risk. Please see the risk factors set forth in Part I, Item 1A in Cintas Corporation’s Annual Report on Form 10-K for its most recent fiscal year, as updated by its quarterly reports on Form 10-Q and other filings it makes with the SEC, as incorporated by reference in this prospectus and which may be amended, supplemented and superseded from time to time by other filings Cintas Corporation makes with the SEC. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of debt securities. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or in any applicable prospectus supplement. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. These risks could materially affect Cintas’ business, results of operations or financial condition and cause the value of our securities to decline.

WHERE YOU CAN FIND MORE INFORMATION

Cintas Corporation is subject to the information reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”). Cintas Corporation files reports, proxy statements and other information with the SEC. Cintas Corporation’s SEC filings are available on the SEC’s website at http://www.sec.gov. You may also inspect Cintas Corporation’s SEC reports and other information at our website at http://www.cintas.com. The information contained on or accessible through our website is not a part of this prospectus, other than the documents that Cintas Corporation files with the SEC that are incorporated by reference into this prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” the information Cintas Corporation files with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information that Cintas Corporation files later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below:

•	Cintas Corporation’s Annual Report on Form 10-K for the year ended May 31, 2023;

•	Cintas Corporation’s Quarterly Reports on Form 10-Q for the quarterly periods ended August 31, 2023 and November 30, 2023; and

•	Cintas Corporation’s Current Report on Form 8-K filed on October 26, 2023.

We also incorporate by reference each of the documents that Cintas Corporation files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the offering of debt securities described in this prospectus terminates. We will not, however, incorporate by reference in this prospectus any documents or portions of any documents that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of Cintas Corporation’s Current Reports on Form 8-K, unless, and except to the extent, specified in such Current Reports on Form 8-K.

Upon request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.

This information is also available on the investor relations page of our website at www.cintas.com. You may also request a copy of these filings, at no cost, by writing or telephoning us at 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262-5737, Attention: Investor Relations, telephone: (513) 459-1200.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “predicts,” “projects,” “plans,” “expects,” “intends,” “target,” “forecast,” “believes,” “seeks,” “could,” “should,” “may” and “will” or the negative versions thereof and similar words, terms and expressions and by the context in which they are used. Such statements are based upon current expectations of Cintas and speak only as of the date made. You should not place undue reliance on any forward-looking statement. We cannot guarantee that any forward-looking statement will be realized. These statements are subject to various risks, uncertainties, potentially inaccurate assumptions and other factors that could cause actual results to differ from those set forth in or implied by this prospectus, including the documents incorporated by reference. Factors that might cause such a difference include, but are not limited to:

•	the possibility of greater than anticipated operating costs including energy and fuel costs;

•	lower sales volumes;

•	loss of customers due to outsourcing trends;

•	the performance and costs of integration of acquisitions;

•	inflationary pressures and fluctuations in costs of materials and labor, including increased medical costs;

•	interest rate volatility;

•	costs and possible effects of union organizing activities;

•	failure to comply with government regulations concerning employment discrimination, employee pay and benefits and employee health and safety;

•	the effect on operations of exchange rate fluctuations, tariffs and other political, economic and regulatory risks;

•	uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation;

•	our ability to meet our goals relating to environmental, social and governance opportunities, improvements and efficiencies;

•	the cost, results and ongoing assessment of internal controls for financial reporting;

•	the effect of new accounting pronouncements;

•	disruptions caused by the inaccessibility of computer systems data, including cybersecurity risks;

•	the initiation or outcome of litigation, investigations or other proceedings;

•	higher assumed sourcing or distribution costs of products;

•	the disruption of operations from catastrophic or extraordinary events, including global health pandemics such as the COVID-19 coronavirus;

•	the amount and timing of repurchases of Cintas Corporation’s common stock, if any;

•	changes in federal and state tax and labor laws; and

•	the reactions of competitors in terms of price and service.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. A further list and description of risks, uncertainties and other matters can be found in Cintas Corporation’s Annual Report on Form 10-K for its most recent fiscal year and in its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The risks and uncertainties described herein are not the only ones we may face. Additional risks and uncertainties presently not known to us or that we currently believe to be immaterial may also harm our business. None of Cintas Corporation, Cintas No. 2 or the subsidiary guarantors have a duty to publicly release any revisions to any forward-looking statements or to otherwise update any forward-looking statements whether as a result of new information or to reflect events, circumstances or any other unanticipated developments arising after the date on which such statements are made, except otherwise as required by law.

USE OF PROCEEDS

Unless otherwise specified in an applicable prospectus supplement, we will use the proceeds we receive from the sale of the offered debt securities for general corporate purposes, which could include working capital, capital expenditures, acquisitions, refinancing of other debt or other capital transactions, including dividends and stock repurchases. Net proceeds may be temporarily invested prior to use. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of Cintas at the time of issuance and the availability of other funds.

DESCRIPTION OF SENIOR DEBT SECURITIES

The debt securities offered by this prospectus will be unsecured and unsubordinated obligations of Cintas No. 2. The debt securities will be fully and unconditionally guaranteed by Cintas Corporation and the subsidiary guarantors. The debt securities will be issued under an indenture among us, Cintas Corporation, the subsidiary guarantors and U.S. Bank Trust Company, National Association, as successor trustee to Wachovia Bank, National Association, as trustee. A copy of the indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

The following briefly summarizes the material provisions of the indenture. The following does not restate the indenture in its entirety. You should read the provisions of the indenture, including the defined terms, for information that may be important to you as the indenture, and not this description, defines the rights of holders of debt securities. You should also read the particular terms of any series of debt securities, which will be described in the applicable prospectus supplement and may be different from the disclosure in this prospectus. Copies of the indenture may be obtained from Cintas or the trustee under the indenture.

For purposes of this “Description of Senior Debt Securities” section, “Cintas” shall mean Cintas Corporation and shall not include Cintas No. 2 or the subsidiary guarantors.

Capitalized terms used in this “Description of Senior Debt Securities” section and not otherwise defined in this prospectus are defined under “—Certain Definitions” below.

General

The indenture does not limit the aggregate principal amount of debt securities that may be issued under it and provides that debt securities may be issued in one or more series, in such form or forms, with such terms and up to the aggregate principal amount, that we may authorize from time to time. The indenture gives us broad authority to set the particular terms of each series of debt securities issued thereunder, including, without limitation, the right to modify certain of the terms contained in the indenture. Our board of directors, or an authorized committee thereof, shall establish, or authorize the establishment of, the terms of each series of debt securities, and such terms will be set forth or determined in the manner provided in one or more resolutions of our board of directors or by a supplemental indenture or officers’ certificate. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of any holder, for issuances of additional debt securities of that series.

The applicable prospectus supplement relating to any series of debt securities will describe the following terms, where applicable:

•	the title of the debt securities;

•	the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

•	any limit on the aggregate principal amount of the debt securities;

•	the maturity date or dates;

•	the date or dates on which principal is payable;

•	the interest rate or the method of computing the interest rate;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

•	the location where payments on the debt securities will be made;

•	the terms and conditions on which the debt securities may be redeemed at the option of the issuer;

•	any obligation of the issuer to redeem or purchase the debt securities pursuant to sinking fund provisions;

•	any obligation of the issuer to redeem or purchase the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption or purchase;

•	if other than denominations of $1,000, the denominations in which debt securities may be issued;

•	whether the debt securities are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates, or vice versa;

•	if other than the principal amount, the portion of the principal amount of the debt securities payable if the maturity is accelerated;

•	any events of default not described in or deleted or modified from “—Events of Default” below;

•	any depositaries, interest rate calculation agents or other agents; and

•	any material provisions of the indenture described in this prospectus that do not apply to the debt securities.

The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depositary or its nominees identified in the prospectus supplement relating to the debt securities. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or securities.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depositary for such global security to a nominee of the depositary and except in the circumstances described in the prospectus supplement relating to the debt securities.

If material, federal income tax consequences and other special considerations applicable to any debt securities will be described in the applicable prospectus supplement.

Payment and Paying Agents

Distributions on the debt securities other than those represented by global debt securities will be made in the designated currency against surrender of the debt securities at the principal office of the paying agent. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments will be made at the principal corporate trust office of the trustee, or by a check mailed to the holder at his registered address. Payments in any other manner will be specified in the applicable prospectus supplement.

Optional Redemption

The debt securities may be redeemed, at the option of Cintas No. 2, only on terms set forth in the indenture and the debt securities being redeemed, which will be summarized in the applicable prospectus supplement. On or after the redemption date, interest will cease to accrue on the debt securities or any portion thereof called for redemption (unless Cintas No. 2 defaults in the payment of the redemption price and accrued interest). Holders of debt securities to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days before the date fixed for redemption, unless a shorter period is specified in the debt securities to be redeemed. If fewer than all of the debt securities are to be redeemed, the trustee will select the particular debt securities or portions of the principal amounts thereof for redemption from the outstanding debt securities not previously called in such manner as the trustee deems fair and appropriate.

Except as set forth above and as described in any applicable prospectus supplement, the debt securities will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.

Guarantees

Cintas and the subsidiary guarantors will fully and unconditionally guarantee, jointly and severally, to each holder and the trustee, the full and prompt performance of our obligations under the indenture and the debt securities, including the payment of principal of and premium, if any, and interest on the debt securities. The subsidiary guarantors consist of all of the direct and indirect wholly-owned subsidiaries of Cintas that are guarantors of our revolving credit facility organized in any jurisdiction in the United States, which we refer to as domestic subsidiaries, subject to release as described below.

Each subsidiary guarantee will be limited to an amount not to exceed the maximum amount that may be guaranteed by the applicable subsidiary guarantor without rendering that guarantee, as it relates to that subsidiary guarantor, voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

We and Cintas have agreed in the indenture to cause (i) any future domestic Significant Subsidiary, at the time it becomes a direct or indirect wholly-owned subsidiary of Cintas, and (ii) any present or future subsidiary of Cintas, that is not otherwise a subsidiary guarantor of the debt securities, that becomes a guarantor under any credit facility or lending arrangement for indebtedness of Cintas or Cintas No. 2, in each case, to become a subsidiary guarantor under the indenture with respect to the debt securities of each series.

Upon the sale or disposition (by merger or otherwise) of any subsidiary guarantor by Cintas or by any subsidiary of Cintas to any person that is not an affiliate of Cintas, such subsidiary guarantor will automatically be released from all obligations under its guarantee; provided, that such release shall occur if and only to the extent that all obligations of such subsidiary guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, indebtedness of us, Cintas or any subsidiary of Cintas also terminate upon such sale or disposition. In addition, at any time, upon our request and without the consent of the holders of the debt securities, any subsidiary guarantor (other than a Significant Subsidiary) may be released from all obligations under its guarantee; provided, that such release shall occur if and only to the extent that all obligations of such subsidiary guarantor under all of its guarantees of the indebtedness of us, Cintas or any other subsidiary of Cintas also terminate at the time of such release. If, upon the sale of all or substantially all of the assets of a subsidiary guarantor, or otherwise, such subsidiary guarantor is no longer a Significant Subsidiary, the guarantee of such subsidiary guarantor may be released subject to the conditions set forth in the immediately preceding sentence.

Certain Covenants

Except as set forth herein, neither we, Cintas nor any other subsidiary of Cintas are restricted by the indenture from incurring any type of indebtedness or other obligation, from selling all or substantially all of the assets of a subsidiary, from paying dividends or making distributions on our or their capital stock or purchasing or redeeming our or their capital stock. In addition, the indenture does not contain any provisions that would require us, Cintas or any other subsidiary of Cintas to repurchase or redeem or otherwise modify the terms of any of the debt securities upon a change in control or other events involving us, Cintas, or any other subsidiary of Cintas, which may adversely affect the creditworthiness of the debt securities.

Limitations on Liens

The indenture provides that we and the guarantors will not, and will not permit any Subsidiary to, create, assume, incur or suffer to exist any Lien other than Permitted Liens, the exempted Liens and sale-leaseback transactions described below upon any Principal Property or upon any shares of Capital Stock or Debt of any Subsidiary owning or leasing any Principal Property, whether owned or leased on the date of the indenture or thereafter acquired, to secure any Debt incurred or guaranteed by us, the guarantors or any Subsidiary (other than the debt securities), without in any such case making effective provision whereby all of the debt securities outstanding

(together with, if we so determine, any other Debt or guarantee thereof by us or the guarantors ranking equally with the debt securities) shall be secured equally and ratably with, or prior to, such Debt so long as such Debt shall be so secured.

Restriction on Sale—Leasebacks

The indenture provides that, except as described below under “Exempted Liens and Sale-Leaseback Transactions,” we and the guarantors will not, and will not permit any Subsidiary to, engage in the sale or transfer by us, the guarantors or any Subsidiary of any Principal Property to a person (other than Cintas or a Subsidiary) and the taking back by Cintas or any Subsidiary, as the case may be, of a lease of such Principal Property, unless:

(1)	such sale-leaseback transaction involves a lease for a period, including renewals, of not more than three years; or

(2)

we, the guarantors or such Subsidiary, within a one-year period after such sale-leaseback transaction, apply or cause to be applied an amount not less than the net proceeds from such sale-leaseback transaction to the prepayment, repayment, redemption, reduction or retirement (other than pursuant to any mandatory sinking fund, redemption or prepayment provision) of Funded Debt.

Exempted Liens and Sale-Leaseback Transactions

Notwithstanding the foregoing restrictions on Liens and sale-leaseback transactions, the indenture provides that we and the guarantors may, and may permit any Subsidiary to, create, assume, incur, or suffer to exist any Lien other than a Permitted Lien upon any Principal Property or upon any shares of Capital Stock or Debt of any Subsidiary owning or leasing any Principal Property to secure Debt incurred or guaranteed by Cintas or any Subsidiary (other than the debt securities) or effect any sale-leaseback transaction of a Principal Property that is not excepted by clauses (1) or (2) of the paragraph under “Restriction On Sale-Leasebacks” above without equally and ratably securing the debt securities; provided, that after giving effect thereto, the aggregate principal amount of outstanding Debt (other than the debt securities) secured by Liens other than Permitted Liens upon Principal Property and/or upon such shares of Capital Stock or Debt plus the Attributable Debt from sale-leaseback transactions of Principal Property not so excepted, do not exceed 15% of Consolidated Net Worth.

Certain Definitions

Certain terms used in this section are defined in the indenture as follows:

“Attributable Debt” means, as to any particular lease at any date as of which the amount thereof is to be determined, the total net amount of rent (discounted from the respective due dates thereof at the rate per annum set forth or implicit in the terms of such lease, compounded semiannually) required to be paid by the lessee under such lease during the remaining term thereof. The net amount of rent required to be paid under any such lease for any such period shall be the total scheduled amount of the rent payable by the lessee with respect to such period, but may exclude amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated).

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) in the equity interests of such Person, including without limitation, (i) with respect to a corporation, common stock, preferred stock and any other capital stock, (ii) with respect to a partnership, partnership interests (whether general or limited), and (iii) with respect to a limited liability company, limited liability company interests.

“Consolidated Net Worth” means at any time the consolidated stockholders’ equity of Cintas and its Subsidiaries calculated on a consolidated basis as of such time.

“Funded Debt” means Debt having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the obligor.

“GAAP” with respect to any computation required or permitted under the indenture means generally accepted accounting principles in the United States of America at the date or time of such computation.

“Lien” means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

“Permitted Liens” means:

(1)

Liens for taxes, assessments or governmental charges or levies on property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

(2)

Liens imposed by law, such as landlord’s, carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business that secure payment of obligations not more than 60 days past due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP;

(3)

Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation (other than Liens in favor of the Pension Benefit Guaranty Corporation) or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases or subleases to which we, Cintas or any other Subsidiary of Cintas is a party, or deposits to secure public or statutory obligations of us, Cintas or any other Subsidiary of Cintas or deposits of cash or United States government bonds to secure surety or appeal bonds to which we, Cintas or any other Subsidiary of Cintas is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(4)

utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and that do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Cintas or its Subsidiaries;

(5)	Liens existing on the date of the original issuance of the applicable series of debt securities, provided that no increase in the principal amount secured thereby is permitted;

(6)

Liens on property or assets of any Person existing at the time such Person becomes a Subsidiary or is merged with or into or consolidated with us, Cintas or any other Subsidiary of Cintas, or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to us, Cintas or any other Subsidiary of Cintas or arising thereafter pursuant to contractual commitments entered into prior to and not in contemplation of such Person becoming a Subsidiary and not in contemplation of any such merger or consolidation or any such sale, lease or other disposition; provided that such Liens shall not extend to our property or assets or any other property or assets of Cintas or any other Subsidiary of Cintas;

(7)

Liens on our property or assets or any other property or assets of Cintas or any other Subsidiary of Cintas existing at the time of acquisition thereof (including acquisitions through merger or consolidation); provided that such Liens were in existence prior to and were not created in contemplation of such acquisition and shall not extend to our property or assets or any other property or assets of Cintas or any other Subsidiary of Cintas; and

(8)

any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses; provided, however, that the principal amount of Debt so secured thereby shall not exceed the principal amount of Debt so secured prior to such extension, renewal or replacement and that such extension, renewal or replacement Lien shall be limited to all or a part of the assets that secured the Lien so extended, renewed or replaced (plus improvements and construction on such real property).

“Person” means any individual, corporation, partnership, association, joint venture, trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Principal Property” means, whether owned or leased on the date of the indenture or thereafter acquired, each manufacturing or processing plant or facility of ours, any guarantor or any of their respective Subsidiaries located in the United States of America.

“Significant Subsidiary” means at any date of determination, any Subsidiary of Cintas that, together with its Subsidiaries, (i) for Cintas’ most recent fiscal quarter, accounted for more than 15% of the consolidated revenues of Cintas and its Subsidiaries or (ii) as of the end of such fiscal quarter, was the owner of more than 25% of the consolidated assets of Cintas.

“Significant Subsidiary Guarantor” means any subsidiary guarantor that is a Significant Subsidiary.

“Subsidiary” means any corporation, limited liability company or other business entity of which more than 50% of the total voting power of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof or any partnership of which more than 50% of the partnership interests (considering all general and limited partnership interests as a single class) is, in each case, at the time owned or controlled, directly or indirectly, by Cintas, one or more of the Subsidiaries of Cintas, or combination thereof.

Merger, Consolidation or Sale of Assets

The indenture provides that Cintas may not, and will not permit any Subsidiary, including us, to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, another Person unless:

(1)

in the case of Cintas or Cintas No. 2, the resulting, surviving or transferee Person is either Cintas, or, as the case may be, Cintas No. 2, or is a corporation organized and existing under the laws of the United States, any state or the District of Columbia and assumes by supplemental indenture all of Cintas’ or our obligations, as the case may be, under the indenture and the guarantee or the debt securities, as the case may be;

(2)

subject to the satisfaction of the conditions to release described under “Guarantees” above, in the case of a Significant Subsidiary Guarantor, the resulting, surviving or transferee Person is Cintas, Cintas No. 2 or another subsidiary guarantor, or any other Person, and assumes by supplemental indenture all of such Significant Subsidiary Guarantor’s obligations under the indenture and the guarantee of the debt securities;

(3)

subject to the satisfaction of the conditions to release described under “Guarantees” above, in the case of a Subsidiary other than a Significant Subsidiary Guarantor, in any such transaction involving Cintas, Cintas No. 2 or a subsidiary guarantor, Cintas, Cintas No. 2 or the subsidiary guarantor, as the case may be, is the resulting surviving or transferee Person;

(4)	immediately after giving effect to the transaction, no Event of Default, or event that with notice or lapse of time, or both, would be an Event of Default, has occurred and is continuing;

(5)	the guarantees shall remain in full force and effect (subject to release in accordance with the conditions described under “Guarantees” above); and

(6)	an officers’ certificate and legal opinion covering these conditions shall be delivered to the trustee.

The successor will be substituted, if applicable, for the applicable party to the indenture with the same effect as if it had been an original party to the indenture. Thereafter, the successor may exercise the rights and powers of such party under the indenture.

Events of Default

Each of the following will be an “Event of Default” under the indenture with respect to the debt securities of each series:

(1)	default in any payment of interest or additional interest on any debt security of such series when due, continued for 30 days;

(2)	default in the payment of principal of or premium, if any, on any debt security of such series when due at its stated maturity, upon optional redemption, upon declaration or otherwise;

(3)	failure by us or any guarantor to comply for 60 days after notice with the other agreements contained in the indenture or the debt securities;

(4)

there occurs with respect to any issue or issues of Debt of Cintas or any of its Subsidiaries, including us (including an Event of Default under any other series of securities), having an outstanding principal amount of $25,000,000 or more in the aggregate for all such issues of all such Persons, whether such Debt exists on the date of the indenture or is thereafter created, (i) an event of default that has caused the holder thereof to declare such Debt to be due and payable prior to its stated maturity and such Debt has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (ii) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(5)

any guarantee in respect of the debt securities by Cintas or a Significant Subsidiary Guarantor shall for any reason cease to be, or be asserted in writing by any guarantor thereof or us not to be, in full force and effect, and enforceable in accordance with its terms (other than by reason of the termination of the indenture or the release of any such guarantee in accordance with the terms of the indenture), provided, however, that if we or any guarantor asserts in writing that any such guarantee is not in full force and effect and enforceable in accordance with its terms, such assertion shall not constitute an Event of Default for purposes of this paragraph if (i) such written assertion is accompanied by an opinion of counsel to the effect that, as a matter of law, the defect or defects rendering such guarantee unenforceable can be remedied within 10 days of the date of such assertion, (ii) we or such guarantor delivers an officers’ certificate to the effect that we or such guarantor represents that such defect or defects shall be so remedied within such 10-day period, and (iii) such defect or defects are in fact so remedied within such 10-day period; provided, that any reduction in the maximum amount of any such guarantee as a result of fraudulent conveyance or similar law shall not be deemed an Event of Default; and

(6)	certain events of bankruptcy, insolvency or reorganization of us, Cintas or any Significant Subsidiary Guarantor.

However, a default under clause (3) of this paragraph will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding debt securities of such series notify us and the guarantors, by registered or certified mail, of the default and such default is not cured within the time specified in clause (3) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (6) above) occurs and is continuing, the trustee by written notice to us or the holders of at least 25% in principal amount of the outstanding debt securities of such series by written notice to us and the trustee, may, and the trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of such series to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an Event of Default described in clause (6) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the debt securities of such series will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. The holders of a majority in aggregate principal amount of the outstanding debt securities of such series may waive all past defaults (except with respect to nonpayment of principal, premium or interest and certain other defaults which require the consent of each noteholder affected) and rescind any such acceleration with respect to the debt securities and its consequences so long as a judgment or decree for payment of the money due has not been obtained by the trustee and all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the debt securities of such series that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing with respect to a series of debt securities, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the indenture or the debt securities unless:

•	such holder has previously given the trustee notice that an Event of Default is continuing;

•	holders of not less than 25% in principal amount of the outstanding debt securities of such series have requested the trustee in writing to pursue the remedy;

•	such holders have offered the trustee reasonable security or indemnity against any cost, liability or expense;

•	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

•

the holders of a majority in principal amount of the outstanding debt securities of such series have not given the trustee a direction that is inconsistent with such written request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding debt securities of such series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The holders of any debt security, however, will have an absolute right to receive payment of the principal of, and premium, if any, and interest on, such debt security as expressed therein and to institute suit for the enforcement of such payment.

The indenture provides that if a default occurs and is continuing with respect to a series of debt securities and is known to the trustee, the trustee must mail to each holder of debt securities of such series notice of the default within 90 days after it occurs; provided that in the case of any default of the character described in clause (3) above, no such notice to holders shall be given until at least 30 days after the occurrence thereof. Except in the case of a default in the payment of principal of, premium, if any, or interest on any debt security, the trustee may withhold notice if the trustee determines that withholding notice is in the interests of the holders. In addition, we, as well as each guarantor, are required to deliver to the trustee, within 120 days after the end of each fiscal year, a statement indicating whether the signers thereof know of any default that occurred during the previous year.

Modification, Amendments and Waivers

Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of a majority in principal amount of the debt securities of a series then outstanding under the indenture (including consents obtained in connection with a tender offer or exchange offer for the debt securities). However, without the consent of each holder of an outstanding debt security affected, no amendment may, among other things:

•	reduce the amount of debt securities whose holders must consent to an amendment;

•	reduce the stated rate of or extend the stated time for payment of interest on the debt securities;

•	reduce the principal of or change the stated maturity of the debt securities;

•	reduce the amount payable upon the redemption of any debt security or change the time at which any debt security may be redeemed;

•	make any debt security payable in money other than that stated therein;

•

modify or affect in any manner adverse to holders the terms and conditions of the obligations of the guarantors in respect of the due and punctual payment of principal of, or premium, if any, or interest on the debt securities;

•	impair the right of any holder to institute suit for the enforcement of any payment on or with respect to such holder’s debt securities; or

•	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series, on behalf of all holders of debt securities of such series, may waive compliance by the guarantors or us with certain restrictive provisions of the indenture. The holders of a majority in aggregate principal amount of the debt securities of each series, on behalf of all holders of such series, may waive any past default under the indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the debt securities), except a default in the payment of principal, premium or interest or a default in respect of a provision that under the indenture that cannot be modified or amended without the consent of the holder of each debt security that is affected.

Without the consent of any holder, the trustee and we may amend the indenture to, among other things:

•

cure any ambiguity, omission, defect or inconsistency or to make any other provisions with respect to matters or questions arising under the indenture that will not adversely affect the interests of the holders of any debt securities in any material respect;

•	provide for the assumption by a successor of our or a guarantor’s obligations under the indenture;

•	provide for a successor trustee with respect to the debt securities of each series;

•	add additional guarantees with respect to the debt securities;

•	add any additional Events of Default;

•	secure the debt securities;

•	add to the covenants of the guarantors or us for the benefit of the holders or surrender any right or power conferred upon the guarantors or us;

•	make any change that does not adversely affect the rights of any holder; or

•	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to transmit promptly to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

Concerning the Trustee

U.S. Bank Trust Company, National Association, as successor to Wachovia Bank, National Association, is the trustee under the indenture, and we have also appointed U.S. Bank Trust Company as registrar and paying agent with regard to the debt securities. U.S. Bank Trust Company also serves as trustee with respect to our 3.450% senior notes due 2025, 3.700% senior notes due 2027, 4.000% senior notes due 2032 and 6.15% senior notes due 2036.

Governing Law

The indenture provides that it and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell the offered debt securities in and outside the United States:

•	through underwriters or dealers;

•	directly to purchasers;

•	through agents; or

•	through a combination of any of these methods.

The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the debt securities;

•	the net proceeds from the sale of the debt securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any securities exchanges on which the debt securities may be listed.

Sale through Underwriters or Dealers

If underwriters are used in the sale, we will execute an underwriting agreement with them regarding the debt securities. The underwriters will acquire the debt securities for their own account, subject to the conditions in the underwriting agreement. The underwriters may resell the debt securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the debt securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the debt securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered debt securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the debt securities in the open market. To the extent expressly set forth in the applicable prospectus supplement, these transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered debt securities sold for their account may be reclaimed by the syndicate if the offered debt securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered debt securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the debt securities that we offer though this prospectus may be new issues of debt securities with no established trading market. Any underwriters to whom we sell our debt securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any debt securities that we offer.

If dealers are used in the sale of the debt securities, we will sell the securities to them as principals. They may then resell the debt securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the debt securities directly. In this case, no underwriters or agents would be involved. We may also sell the debt securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered debt securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the debt securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any sales of these debt securities in the prospectus supplement.

Remarketing Arrangements

Offered debt securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase debt securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Jones Day. Certain matters relating to the laws of the State of Nevada will be passed on for us by Fennemore Craig, P.C. Certain matters relating to the laws of the State of Washington will be passed on for us by Fikso Kretschmer Smith Dixon Ormseth PS.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended May 31, 2023, and the effectiveness of our internal control over financial reporting as of May 31, 2023, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

$400,000,000

Cintas Corporation No. 2

4.200% Senior Notes due 2028

PROSPECTUS SUPPLEMENT

April 28, 2025

Joint Book-Running Managers

KeyBanc Capital Markets	MUFG	Wells Fargo Securities

Senior Co-Manager

US Bancorp

Co-Managers

Huntington Capital Markets	BMO Capital Markets	Citizens Capital Markets